Exhibit 10.9

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RANGER ENERGY HOLDINGS II, LLC

(A Delaware Limited Liability Company)

EFFECTIVE AS OF [•], 2017

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE BOARD OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE BOARD TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF UNITS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RANGER ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

i

3.18	Waiver of Fiduciary Duties and Corporate Opportunity	26
3.19	Reserved	27
3.20	Fair Market Value	27
3.21	Ranger Reorganization	28

ARTICLE 4
MEETINGS OF MEMBERS

4.1	Place	29
4.2	Annual Meetings	29
4.3	Special Meetings	29
4.4	Notice	29
4.5	Quorum	30
4.6	General Voting Procedures	30
4.7	Registered Members	30
4.8	Actions Without a Meeting and Telephonic Meetings	30

ARTICLE 5
RIGHTS AND DUTIES OF THE BOARD

5.1	Management	30
5.2	Number and Qualifications	31
5.3	Election	31
5.4	Vacancy	31
5.5	Removal	31
5.6	Annual Meetings	31
5.7	Regular Meetings	31
5.8	Special Meetings	31
5.9	General Voting Procedures	32
5.10	Quorum	32
5.11	Attendance and Waiver of Notice	32
5.12	No Compensation; Reimbursement of Expenses	32
5.13	Officers	32
5.14	Actions Without a Meeting and Telephone Meetings	33
5.15	Reserved	33
5.16	Responsibility of the Managers and Officers; Limitation of Liability	33

ARTICLE 6
CAPITALIZATION

6.1	Capital Contributions	33
6.2	Reserved	34
6.3	Reserved	34
6.4	Equity Incentive Plan	34
6.5	Reserved	35
6.6	Withdrawal or Reduction of Capital Contributions	35
6.7	Units	35

6.8	Liability of Members	36

ARTICLE 7
ALLOCATIONS AND DISTRIBUTIONS

7.1	Distributions	36
7.2	Basic Allocations	37
7.3	Allocations on Transfers	38
7.4	Special Allocations	38
7.5	Curative Allocations	40
7.6	Other Allocation Rules	40
7.7	Capital Accounts	40
7.8	Tax Withholding	41

ARTICLE 8
INDEMNIFICATION AND INSURANCE

8.1	Right to Indemnification	42
8.2	Right to Advancement of Expenses	42
8.3	Non-Exclusivity of Rights	42
8.4	Insurance	42
8.5	Indemnification of Employees and Agents	42
8.6	Other Indemnities	43

ARTICLE 9
BOOKS AND ACCOUNTS

9.1	Accounting Principles	43
9.2	Records	43
9.3	Tax Returns and Other Elections	43
9.4	Tax Matters Member	44
9.5	Bank Accounts	44

ARTICLE 10
DISSOLUTION AND WINDING UP

10.1	Dissolution	45
10.2	Winding-up	45
10.3	Distribution of Assets on Dissolution	45
10.4	Distributions in Kind	46
10.5	Certificate of Cancellation	46

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1	Notices	46
11.2	Amendments	47
11.3	Reliance on Authority of Persons Signing Agreement	48

11.4	Governing Law; Exclusive Venue	48
11.5	No Action for Partition	49
11.6	Headings and Sections; Exhibits	49
11.7	Number and Gender	49
11.8	Binding Effect	49
11.9	No Third-Party Beneficiary	49
11.10	Sole and Absolute Discretion	49
11.11	Title to Company Property	49
11.12	Severability	50
11.13	Counterparts	50
11.14	Entire Agreement	50

SPOUSAL JOINDERS

Form of Spousal Joinder

EXHIBITS

Exhibit A                                             Basic Information

Exhibit B                                             Adoption Agreement

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RANGER ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated effective as of [•], 2017, is hereby duly adopted as the Limited Liability Company Agreement of Ranger Energy Holdings II, LLC, a Delaware limited liability company (the “Company”), by the undersigned.

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company on [•], 2017, by the filing of a Certificate of Formation (the “Certificate”) with the Delaware Secretary of State;

WHEREAS, immediately prior to the effective date of this Agreement, the Company was governed by that certain Limited Liability Company Agreement of the Company, dated as of [•], 2017 (as subsequently amended, the “Prior Agreement”);

WHEREAS, immediately prior to the Ranger Reorganization (as defined below), CSL Energy Holdings I, LLC, a Delaware limited liability company (“Offshore Fund I”), CSL Energy Holdings II, LLC, a Delaware limited liability company (“Offshore Fund II”), and each holder of Class C Units or Class D Units in Ranger Energy Holdings, LLC, a Delaware limited liability company (“RES Holdings I”) (the “RES Carried Interest Holders”), held Class A-1 Units or Class C and Class D Units in RES Holdings I and were governed by that certain Limited Liability Company Agreement of RES Holdings I, dated as of October 3, 2016 ( the “RES Holdings I LLC Agreement”);

WHEREAS, the Company, Ranger Energy Services, Inc., a Delaware corporation “PubCo”), RES Holdings I and their related companies wish to engage in an initial public offering (the “Ranger IPO”), which will be effected using an “Up-C” structure that entails, among other things, offering shares of Class A common stock, par value $0.01 per share, of PubCo;

WHEREAS, the Company was formed in order to facilitate the series of restructuring transactions (the “Ranger Reorganization”) described in the Master Reorganization Agreement that will occur immediately prior to the Ranger IPO;

WHEREAS, in connection with the Ranger Reorganization, (i) Offshore Fund I and Offshore Fund II will be issued Class A-1 Units in the Company that correspond to such Person’s Class A-1 Units in RES Holdings I that are to be redeemed, (ii) each RES Carried Interest Holder will be issued Class C Units or Class D Units in the Company that correspond to the percentage of such Person’s Class C Units or Class D Units in RES Holdings I that are to be redeemed and (iii) the Company shall authorize but not issue a number of Class C Units and

Class D Units of the Company equal to the number of authorized but unissued Class C Units and Class D Units of RES Holdings I that RES Holdings I is to terminate and cancel;

WHEREAS, immediately following the Ranger Reorganization, the Class A-1 Units, Class C Units and Class D Units described in the foregoing paragraph shall be the only outstanding Units of the Company; and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in its entirety and, in connection therewith, desire to facilitate the Ranger IPO and authorize the Ranger Reorganization as set forth herein and to agree upon various other matters relating to the Company.

NOW, THEREFORE, for and in consideration of the mutual covenants, rights and obligations set forth herein, the benefits to be derived therefrom, and for other good and valuable consideration, the receipt and sufficiency of which each Manager and Member hereby acknowledges, the Managers and Members, intending to be legally bound hereby, do agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions

. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“1933 Act” means the Securities Act of 1933, as amended, and any successor statute.

“Accountant” means the certified public accountant or firm of certified public accountants, if any, selected by the Board to perform accounting functions on behalf of the Company.

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time, and any successor statute.

“Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in the Capital Account of that Member as of the end of the relevant Fiscal Year, or other relevant period, giving effect to all adjustments previously made thereto pursuant to Section 7.7 and further adjusted as follows: (a) credit to such Capital Account, any amounts which that Member is obligated or deemed obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c); (b) debit to such Capital Account, the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and (c) to the extent required under the Treasury Regulations, credit to such Capital Account (i) that Member’s share of Partnership Minimum Gain and (ii) that Member’s share of Partner Nonrecourse Debt Minimum Gain.

“Adoption Agreement” means an agreement between the Company and a newly-admitted Member substantially in the form of Exhibit B or any other form Approved by the Board.

“Advancement of Expenses” has the meaning set forth in Section 8.2.

“Affiliate” means:

(a)                                 with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; or

(b)                                 with respect to the Company, any subsidiary of the Company and any Manager or any affiliate (as such term is defined in clause (a) of this definition) of any Manager.

The term “control” (including the terms “controls,” “controlled,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests or capital stock, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as originally adopted and as amended or restated from time to time.

“Approval of a Majority of the Class A-1 Members” or “Approved by a Majority of the Class A-1 Members” means the affirmative approval of any Class A-1 Members who, in the aggregate, own more than fifty percent (50%) of the Class A-1 Units owned by all of the Class A-1 Members.

“Approval of the Board” or “Approved by the Board” means the affirmative approval of a Majority of the Managers by voting power, as set forth in Section 5.9.

“Assignee” means a transferee of all or any portion of a Member’s or any other transferor’s Units.

“Bankruptcy” means, with respect to any Member, that Member’s taking or acquiescing in the taking of an action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Basic Regulatory Allocations” has the meaning set forth in Section 7.5.

“Board” has the meaning given that term in Section 5.1.

“Business Day” means a day other than a Saturday, Sunday, or other day that is a United States nationally recognized holiday.

“Call Closing” has the meaning set forth in Section 3.6(e).

“Call Option” has the meaning set forth in Section 3.6(a).

“Call Seller” has the meaning set forth in Section 3.6(a).

“Called Units” has the meaning set forth in Section 3.6(a).

“Capital Account” has the meaning set forth in Section 7.7.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Capital Return Account” means, with respect to each Member, as of any relevant date, an amount equal to the Capital Contributions made by such Member, less the aggregate amount of distributions made to such Member prior to that relevant date pursuant to Section 7.1(a) under clause (ii) of the heading “Participating Distribution Allocations” and clause (ii) of the heading “Non-Participating Distribution Allocations” and/or treated as made thereunder pursuant to Section 10.3(c).

“Cause” means, with respect to any Member, the meaning set forth in that Member’s Grant Agreement.

“Certificate” has the meaning set forth in the Recitals.

“Class A-1 Member” means each Person designated as a Member holding Class A-1 Units on the Member Schedule, any successor(s) to all or any part of any such Person’s Class A-1 Units in the Company, or any other Person admitted as a Member of the Company holding Class A-1 Units pursuant to this Agreement, each in the capacity as a Member of the Company holding only Class A-1 Units, unless such Person has ceased to be a Member.

“Class A-1 Units” means preferred units of economic interest equal with each other, each with the rights and liabilities, at any particular time, including rights to vote, rights to distributions (liquidating or otherwise) and allocations, as provided in this Agreement.

“Class C Member” means each Person designated as a Member holding Class C Units on the Member Schedule, any successor(s) to all or any part of any such Person’s Class C Units in the Company, or any other Person admitted as a Member of the Company holding Class C Units pursuant to this Agreement, each in the capacity as a Member of the Company holding only Class C Units, unless such Person has ceased to be a Member. No Class C Member shall have the right to vote or otherwise approve any action by the Members in any respect whatsoever with respect to such Member’s Class C Units, except as required by the Act or by applicable law or pursuant to Section 11.2.

“Class C Units” means units of economic interest, each with the rights and liabilities, at any particular time, including rights to distributions (liquidating or otherwise) and allocations, as provided in this Agreement. Class C Units shall be non-voting, and confer no right to vote or otherwise approve any action by the Members in any respect whatsoever, except as required by the Act or by applicable law.

“Class D Member” means each Person designated as a Member holding Class D Units on the Member Schedule, any successor(s) to all or any part of any such Person’s Class D Units in the Company, or any other Person admitted as a Member of the Company holding Class D Units pursuant to this Agreement, each in the capacity as a Member of the Company holding only

Class D Units, unless such Person has ceased to be a Member. No Class D Member shall have the right to vote or otherwise approve any action by the Members in any respect whatsoever with respect to such Member’s Class D Units, except as required by the Act or by applicable law or pursuant to Section 11.2.

“Class D Units” means units of economic interest, each with the rights and liabilities, at any particular time, including rights to distributions (liquidating or otherwise) and allocations, as provided in this Agreement. Class D Units shall be non-voting, and confer no right to vote or otherwise approve any action by the Members in any respect whatsoever, except as required by the Act or by applicable law.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Community Property Event” means, with respect to any Member that is a natural Person, any event (including events related to death of a spouse or divorce of a Member) that results in that Member no longer having full and exclusive voting and investment power with respect to his Membership Interest.

“Company” has the meaning set forth in the preamble.

“Competing Business” has the meaning set forth in Section 3.12(b)(i).

“Corporate Opportunity” has the meaning set forth in Section 3.18(b).

“Cost” means, with respect to any property, assets and/or business contributed to the Company by CSL or its Affiliates, an amount equal to (a) the fair market value (as determined by CSL Management in Good Faith) of such property, assets and/or businesses plus (b) all reasonable out-of-pocket fees and expenses incurred by CSL and its Affiliates in connection with such contribution, including the reasonable fees, charges, and expenses of outside consultants, accountants, and attorneys. In determining the fair market value of any property, assets and/or businesses contributed to the Company by CSL or its Affiliates, such fair market value shall not be greater than the total consideration payable by CSL and its Affiliates to the Third Parties from which such property, assets and/or businesses were acquired (if such property, assets and/or businesses were acquired from Third Parties) plus the dollar amount of any other capital invested by CSL or its Affiliates in such property, assets and/or businesses (only to the extent such other capital was invested for legitimate business needs with respect to such property, assets and/or businesses, as determined in Good Faith by CSL Management), including any expenses associated with such contribution. For the avoidance of doubt, “Cost” shall be the sum of the amounts contemplated by subsections (a) and (b) in the first sentence hereof.

“CP Interest” has the meaning set forth in Section 3.7(a).

“CP Option” has the meaning set forth in Section 3.7(a).

“CP Purchase Price” has the meaning set forth in Section 3.7(a).

“CP Spouse” has the meaning set forth in Section 3.7(a).

“CSL” means, collectively, Offshore Fund I, Offshore Fund II, and any Permitted Transferee thereof other than the Company, in each case solely with respect to any and all periods during which such Person is a Member of the Company.

“CSL Management” means CSL Capital Management, LLC, a Delaware limited liability company.

“Deemed Extension” has the meaning set forth in Section 3.6(h).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or any other cost recovery deduction allowable with respect to an asset for that year or other period, except that if the Gross Asset Value of an asset differs from its tax basis at the beginning of the year or other period, depreciation shall be an amount that bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period bears to the beginning tax basis, except that, if the federal income tax depreciation, amortization, or other cost recovery deduction for that year or other period is zero, depreciation shall be determined with reference to the beginning Gross Asset Value using any reasonable method Approved by the Board.

“Disability” means, with respect to any Member, the meaning set forth in that Member’s Grant Agreement.

“Distributable Cash” means Net Cash Flow and Net Cash Proceeds.

“Dollar” or “$” means United States Dollars.

“Drag-Along Notice” has the meaning set forth in Section 3.8(b).

“Drag-Along Right” has the meaning set forth in Section 3.8(a).

“Drag-Along Sale” has the meaning set forth in Section 3.8(a).

“Drag Seller” has the meaning set forth in Section 3.8(a).

“Due Date” has the meaning set forth in Section 7.1(b).

“Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of law.

“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association, or other incorporated or unincorporated entity.

“Equity Security” means, with respect to a Person, any and all of the following: (a) any share of capital stock, general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person; and (b) any option, warrant or any other right to acquire, or any security convertible, exercisable or exchangeable, in each case with or without consideration, into or for any Unit or Units or an ownership interest in the issuer of the securities, or carrying or constituting any warrant, option or other right to subscribe to or purchase any share of capital stock, general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person.

“Exempt Persons” has the meaning set forth in Section 3.18(b).

“Fair Market Value” has the meaning set forth in Section 3.20(a).

“Family Entity” means any Entity of which, at the applicable time, a majority of the equity interests therein are owned by one or more Persons who are Members or Family Members or Family Trusts of a Member.

“Family Member” means, for any Person, such Person’s spouse, siblings and any ancestor or descendant (by consanguinity or adoption) of that Person and such Person’s spouse or siblings at the time in question.

“Family Trust” means, for any Person, a trust the primary beneficiaries of which are that Person and/or one or more Family Members of that Person.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Forfeitable Units” means Class C Units and Class D Units that are subject to forfeiture pursuant to the provisions of Section 6.4 or any Grant Agreement.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Good Faith” means that the Person or Persons making any determination or taking or declining to take any action in respect of an Entity must believe that the determination, action or inaction is in the best interest of such Entity and, if such standard is satisfied, then such Person shall be deemed to have met the implied contractual covenant of good faith and fair dealing imposed by the Act.

“Good Reason” means, with respect to any Member, the meaning set forth in that Member’s Grant Agreement.

“Grant Agreement” means any grant agreement, restricted unit award agreement, appointment agreement, employment agreement, offer letter, consulting agreement and/or other agreements of the Company and/or any other subsidiary of the Company (including any non-disclosure, non-compete, non-solicitation and work product assignment agreement), as the case may be, pursuant to which Units are issued to and held by a Member and/or such Member is employed or engaged by the Company, any subsidiary of the Company and/or any of the Ranger IPO Entities (including service as a Manager, director, officer or employee).

“Gross Asset Value” means, with respect to any asset, the tax basis of that asset, except as follows:

(a)                                 The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Treasury Regulations promulgated thereunder) by a Member to the Company shall be the fair market value of the asset on the date of the contribution, as determined by the contributing Member and the Board in Good Faith; provided that the initial Gross Asset Value of any interest in RES Holdings I contributed (or deemed contributed under Code Sections 704(b) and 752 and the Treasury Regulations promulgated thereunder) to the Company in connection with the Ranger Reorganization shall equal the Capital Account (as defined in the RES Holdings I LLC Agreement) attributable to such corresponding interest in RES Holdings I as determined immediately prior to the distribution of property by RES Holdings I in connection with the Ranger Reorganization, which, for the avoidance of doubt, shall take into account the revaluation of RES Holdings I property pursuant to the RES Holdings I LLC Agreement;

(b)                                 The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for a Membership Interest in the Company; (iii) any other time permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5), including upon issuance of Class C Units and Class D Units; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The resulting increase or decrease in the Capital Accounts of each Member shall be treated as a Code Section 704(c) item;

(c)                                  The Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of the asset on the date of distribution as determined by the Board in Good Faith; and

(d)                                 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the tax basis of the assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d), to the extent the Board determines that an adjustment pursuant to paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) above, that Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

“Hurdle Amount” means, with respect to each Class C Unit held by a Class C Member and each Class D Unit held by a Class D Member, an amount equal to the Hurdle Amount of the corresponding Class C Unit and Class D Units in RES Holdings I, which Hurdle Amount must be met prior to distributions on such Units, as provided in Section 7.1. Such amount for each

Class C Unit held by a Class C Member and each Class D Unit held by a Class D Member shall be set forth on the Member Schedule, and the Managers will make such amendments to the Member Schedule as are needed to reflect the Hurdle Amount of any Class C Unit or Class D Unit.

“including” means “including, without limitation” or “including, but not limited to”.

“Indemnified Party” has the meaning set forth in Section 8.1.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Majority” means Managers constituting more than fifty percent (50%) of the Managers who are then elected and qualified.

“Manager” means each Person designated as a Manager on Exhibit A or any other Person or Persons that succeed such Person or Persons in that capacity or are elected to act as additional Managers of the Company as provided herein.

“Master Reorganization Agreement” means the master reorganization agreement, substantially in the form filed as Exhibit 2.1 to PubCo’s Registration Statement on Form S-1 (No. 333-218139), by and among the Company, Torrent Energy Holdings, LLC, a Delaware limited liability company, PubCo, RNGR and each other signatory thereto, together with any changes approved by the Board.

“Material Breach” means (a) with respect to any Class A-1 Member, that Class A-1 Member’s material breach of Section 3.18 of this Agreement, and (b) with respect to any Class C Member or Class D Member, that Member’s material breach of (i) this Agreement, (ii) any employment agreement, offer letter, noncompetition, nondisclosure, non-solicitation or similar agreement between the Member and the Company or an Affiliate thereof or (iii) any Grant Agreement, which material breach, if curable, is not cured within fifteen (15) days after the Board provides written notice to the Member setting forth the breach. For the avoidance of doubt, any breach or violation of a written covenant or agreement between any Class C Member or Class D Member and the Company or its Affiliates regarding confidential information, confidentiality, non-competition, non-solicitation, non-disparagement or any similar restrictive covenant shall be deemed to be a material breach of such covenant or agreement.

“Member” means any Class A-1 Member, Class C Member or Class D Member.

“Member Schedule” has the meaning set forth in Section 9.2.

“Membership Interest” means, with respect to any Member at any time, the entire equity interest (or “limited liability company interest” as that term is used in the Act) of a Member in the Company and all rights and liabilities associated therewith, including that Member’s Units.

“Net Cash Flow” means, with respect to any particular period, the amount by which gross receipts during that period plus cash reserves of the Company from the previous period exceed the sum of (a) Operating Expenses for that period, (b) a reserve fund for future Operating Expenses, (c) debt service of the Company and (d) any other expenses of the Company.

“Net Cash Proceeds” means the gross proceeds from the sale, condemnation or refinancing of all or any portion of the Company’s assets, after payment of, or reserve for, Company liabilities, including expenditures directly attributable to that sale, condemnation or refinancing.

“New Securities” means any Equity Securities to be issued by the Company or any of its subsidiaries after the date of this Agreement.

“Non-Participating Distribution Allocations” has the meaning set forth in Section 7.1(a).

“Non-Participating Percentage” means, with respect to any distribution, the difference between one hundred percent (100%) and the Participating Percentage.

“Non-Compete Parties” has the meaning set forth in Section 3.12(b)(i).

“Non-Forfeitable Units” means Class C Units and Class D Units that are not Forfeitable Units.

“Non-Selling Class A Member” has the meaning set forth in Section 3.6(a).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offshore Fund I” has the meaning set forth in the Recitals.

“Offshore Fund II” has the meaning set forth in the Recitals.

“Operating Expenses” means, with respect to any particular period, all cash expenditures of any kind or nature incurred by the Company during that period, as determined in accordance with GAAP, including Company debt service, Company fees, and capital improvements.

“Operative Documents” means the Certificate, this Agreement, the certificates of formations, limited liability company agreements or other charter documents of any subsidiary of the Company, the Grant Agreements and any other instrument, document or agreement required to implement the transactions contemplated by the foregoing.

“Other Indemnification Agreement” means one or more certificates or articles of incorporation, formation or limited partnership, by-laws, limited liability company agreement, limited partnership agreement, any other organizational document of and insurance policies maintained by any Member, Manager or Affiliate of any Member or Manager providing for, among other things, indemnification of and advancement of expenses for any Indemnified Party for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Partially Adjusted Capital Accounts” means, with respect to any Member for any Fiscal Year, the Capital Account of such Member at the beginning of such year, adjusted for all Capital Contributions and distributions during such year and all special allocations pursuant to Sections 7.4 and 7.5 with respect to such year before giving effect to any allocations of Profit or Loss pursuant to Section 7.2(a).

“Participating Distribution Allocations” has the meaning set forth in Section 7.1(a).

“Participating Percentage” has the meaning given to such term in the RES Holdings I LLC Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount determined under Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1) and (2).

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) and (d).

“Permitted Transferee” means, with respect to any Member who (a) is a natural Person, (i) any Family Member of such Member, (ii) any Family Trust of such Member or any beneficiary of any Family Trust of such Member, and (iii) any Family Entity of such Member; and (b) is an Entity, (i) any Affiliate of such Member, and (ii) any limited partner, member, or shareholder of such Member upon or in connection with the liquidation of such Member and, with respect to CSL, any co-investment vehicle established by CSL or any other investment vehicle controlled or managed by CSL (but excluding any portfolio company of CSL or any of its Affiliates).

“Person” means any natural person or Entity, and the heirs, beneficiaries, executors, administrators, legal representatives, successors and assigns of that person where the context so admits.

“Preferred Return Account” means, with respect to each Member, a return on equity investment computed like interest at the rate per Fiscal Year equal to eight percent (8%) cumulative and compounded annually (prorated for any partial Fiscal Year), accruing beginning on the closing date of the Ranger Reorganization, on the unpaid sum of that Member’s Capital Return Account.

“Prior Agreement” has the meaning set forth in the Recitals.

“Profits” or “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a), with the following adjustments (without duplication):

(a)                                 Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” or “Losses” shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)                                  In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraphs (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

(f)                                   To the extent an adjustment to the adjusted tax basis of any item of Company Property pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(g)                                  Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 7.4 or Section 7.5 shall not be taken into account in computing Profits or Losses.

“Property” means any or all of the assets of the Company.

“Pro Rata” means, with respect to the Units or any class, series, sub-class or sub-series of Units, the ratio determined by dividing the number of Units of each Member or of such class, series, sub-class or sub-series to whom a particular provision of this Agreement is stated to apply by the aggregate number of Units of all Members or all Members of such class, series, sub-class or sub-series to whom that provision is stated to apply.

“PubCo” has the meaning set forth in the Recitals.

“Ranger IPO” has the meaning set forth in the Recitals.

“Ranger IPO Entities” means PubCo, RNGR, and each of their respective direct or indirect subsidiaries, successors or assigns; provided, however, that such Persons shall only be Ranger IPO Entities beginning immediately prior to the first public issuance of shares of PubCo’s Class A common stock in connection with the Ranger IPO.

“Ranger Reorganization” has the meaning set forth in the Recitals.

“Remaining CP Interest” has the meaning set forth in Section 3.7(c).

“Remaining Called Units” has the meaning set forth in Section 3.6(c).

“RES Carried Interest Holders” has the meaning set forth in the Recitals.

“RES Holdings I” has the meaning set forth in the Recitals.

“RES Holdings I LLC Agreement” has the meaning set forth in the Recitals.

“RNGR” means RNGR Energy Services, LLC, a Delaware limited liability company.

“Substitute Member” has the meaning set forth in Section 3.9.

“Targeted Accounts” means, with respect to any Member for any Fiscal Year, an amount (either positive or negative) equal to the hypothetical distribution such Member would receive, or hypothetical contribution such Member would be required to make, as the case may be, if: (a) all Company assets, including cash, were sold for cash at an aggregate price equal to their Gross Asset Value (taking into account any adjustments to Gross Asset Value for such Fiscal Year), (b) all liabilities allocable to such assets were then satisfied according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability), (c) all such proceeds from the disposition were distributed pursuant to Section 10.3(c), reduced by such Member’s share of Partner Nonrecourse Debt Minimum Gain and Partnership Minimum Gain immediately prior to such sale and (d) all Class C Units and Class D Units were fully vested.

“Tax Distributions” has the meaning set forth in Section 7.1(b).

“Tax Matters Member” has the meaning set forth in Section 9.4.

“Territory” has the meaning set forth in Section 3.12(b)(i).

“Third Party” means any Person who is not a Member, an Affiliate of a Member, a Permitted Transferee of a Member, the Company or any Affiliate of the Company.

“Transfer” or derivations thereof, means with respect to any asset (including Units, a Membership Interest, or any portion thereof), any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law, including the following: (a) in the case of an asset owned by a natural Person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an Entity, (i) a merger or consolidation of such Entity (other than where such Entity is the survivor thereof and survives as the parent successor Entity) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such Entity (unless, in the case of dissolution, such Entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

“Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trigger Event” means, (a) with respect to any Class A-1 Member, a Material Breach by that Member, and (b) with respect to any Class C Member or Class D Member, (i) the death of that Member, (ii) the Disability of that Member, (iii) the election by the Managers or any Affiliate of the Company to terminate that Member’s employment or engagement with the Company or such Affiliate without Cause, (iv) the election by the Managers or any Affiliate of the Company to terminate that Member’s employment or engagement with the Company or such Affiliate for Cause, (v) the Bankruptcy of that Member, (vi) that Member’s termination of his employment or engagement with the Company or any Affiliate of the Company for Good Reason or without Good Reason, or (vii) a Material Breach by that Member.

“Units” means the Class A-1 Units, the Class C Units, the Class D Units and any other units of Membership Interest issued by the Company after the date of this Agreement.

“U.S.” means the United States of America.

1.2                               Other Definitional Provisions

. All terms used in this Agreement that are not defined in this Article 1 have the meanings contained elsewhere in this Agreement. Defined terms used herein in the singular shall include the plural and vice versa.

ARTICLE 2
CONTINUATION

2.1                               Name and Continuation; Effect on Prior Agreement

. The name of the Company is “Ranger Energy Holdings II, LLC.” All business of the Company must be conducted in that name or in one or more other names that comply with applicable law and that are selected by the Board from time to time. The Company was formed as a limited liability company upon the filing of the Certificate with the Secretary of State of the

State of Delaware, pursuant to the Act. This Agreement amends and restates the Prior Agreement in its entirety.

2.2                               Principal Place of Business

. The principal office and place of business of the Company are set forth on Exhibit A. The Company may locate its place of business and principal office at any other place or places as the Board may from time to time deem necessary or advisable.

2.3                               Registered Office and Agent

. The registered office and registered agent of the Company shall be the registered office and registered agent named in the Certificate and set forth on Exhibit A. The Company may change the registered office and registered agent as Approved by the Board from time to time.

2.4                               Duration

. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5                               Purposes and Powers

. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate and this Agreement.

2.6                               Foreign Qualification

. The Board shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company conducts business. To the extent required by law or as the Board determines is otherwise advisable, the Board shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.

2.7                               No State-Law Partnership

. The Board and the Members intend that (a) the Company not be a partnership (including a limited partnership) or joint venture, for any purposes other than federal and state tax purposes, (b) no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and state tax purposes, and (c) this Agreement may not be construed to suggest otherwise. This Section 2.7 does not prohibit a Member or Manager, in his individual or independent capacity, from being associated with any other member, shareholder, partner, director or manager in another Person.

ARTICLE 3
MEMBERSHIP

3.1                               Members

. As of the date hereof the only Members of the Company are Offshore Fund I and Offshore Fund II and each of their Membership Interests are as set forth on the Member Schedule.

3.2                               Additional Members

.

(a)                                 General. Subject to Section 3.2(b), additional Persons may be admitted to the Company as Members only after Approval of the Board and after such Person executes an Adoption Agreement and any other agreements and instruments in form and substance as the Board may require. Unless a Person holding Units becomes a Member in accordance with the provisions of this Section 3.2, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the Act, other than the right to receive the share of distributions, allocations to his/its Capital Account, and any other items attributable to a Member’s Units to which such Person would otherwise be entitled. The provisions of this Section 3.2 shall not apply to Transfers of Membership Interests.

(b)                                 Ranger Reorganization. In connection with the Ranger Reorganization (i) Offshore Fund I and Offshore Fund II shall each be issued Class A-1 Units in accordance with the Master Reorganization Agreement and be admitted as a Class A-1 Member, (ii) all Membership Interests in the Company held by Offshore Fund I or Offshore Fund II as of the effective date of this Agreement shall be immediately and automatically cancelled without any action of Offshore Fund I or Offshore Fund II, and (iii) each RES Carried Interest Holder shall be admitted as a Class C Member or Class D Member, as applicable, upon such Person’s delivery of an Adoption Agreement, Grant Agreement(s) substantially in the form of such Person’s corresponding agreement(s) with RES Holdings I and, in the case of a natural person, upon the spouse of such Person executing an acknowledgment or a copy of this Agreement by which such spouse agrees to be bound by the terms of this Agreement as though a party hereto.

3.3                               Transfer Restriction

.

(a)                                 Transfers. Notwithstanding any other provision of this Agreement, no Member may Transfer in any manner whatsoever all or any part of his/its Membership Interest unless (i) either (A) such Transfer is to a Permitted Transferee or (B) such Member has fully complied with the provisions of this Section 3.3 and Sections 3.6, 3.7 or 3.8 for the Transfer (as such Section or Sections are applicable), (ii) after giving effect thereto, such Transfer would not terminate the Company for the purposes of Code Section 708, unless Approved by the Board, or cause the Company to be classified as other than a partnership for U.S. federal income tax purposes and (iii) such Transfer would not result in a violation of applicable law, including U.S. federal or state securities laws, or any term or condition of this Agreement. Any purported Transfer by a Member or any Assignee that is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever. Solely for purposes of determining whether the restriction in clause (ii) applies, a Transfer includes any action taken by or with respect to a Member or an Affiliate of a Member that results in a deemed transfer of a Membership Interest for federal income tax purposes.

(b)                                 Pledges. No Member shall be required to pledge such Member’s Membership Interests in the Company in connection with any financing to be provided to the Company without such Member’s prior written approval; provided that the Company may pledge or cause the pledge of the membership or other equity interests in any direct or indirect subsidiary of the Company to any third-party lender which pledge has been Approved by the Board.

(c)                                  Permitted Transferees. If a Member has Transferred such Member’s Membership Interest to a Permitted Transferee, and a Trigger Event occurs with respect to such Member or the transferor of such Membership Interest, the Permitted Transferee shall be required to sell its Membership Interest pursuant to the same terms and conditions, if any, as the Member who Transferred a Membership Interest to it, as if such Member never Transferred the Membership Interest to the Permitted Transferee.

3.4                               Reserved

.

3.5                               Reserved

.

3.6                               Call Option

.

(a)                                 Call Option. With respect to any Member and his/its Permitted Transferee, upon the occurrence of any Trigger Event, that Member (and that Member’s Permitted Transferee, heirs, estate, legal representatives or Assignee) (collectively, the “Call Seller”) shall be deemed to have granted to the Company and each other Class A-1 Member (the “Non-Selling Class A Members”) an option to purchase any or all of the Call Seller’s Units not otherwise subject to forfeiture in accordance with Section 6.4 (the “Called Units”), for the price and upon the terms set forth in this Section 3.6 (the “Call Option”). For the avoidance of doubt, there may be more than one Trigger Event with respect to any Member.

(b)                                 Company Election. Subject to Section 3.6(h), within forty-five (45) days of the date of such Trigger Event, the Board (on the Company’s behalf) shall notify the Non-Selling Class A Members of the portion of the Called Units that the Company elects to purchase. If the Company elects to purchase none or less than all of the Called Units, it shall give the Non-

Selling Class A Members written notice of the proposed sale of the Called Units within such forty-five (45) day period beginning on the date of such Trigger Event. The rights granted to the Company in this Section 3.6 shall be in addition to, and shall not be deemed to limit in any way, the Company from exercising any repurchase or redemption right pursuant to the applicable Grant Agreements.

(c)                                  Non-Selling Class A Member Election. If the Company notifies the Non-Selling Class A Members that it will exercise its option to purchase none or less than all of the Called Units, each Non-Selling Class A Member shall have until the sixtieth (60th) day following the date of such Trigger Event within which to notify the Company of such Non-Selling Class A Member’s election to purchase such Non-Selling Class A Member’s Pro Rata portion of the remaining Called Units. If any of the Non-Selling Class A Members elect to purchase none or less than all of his/its Pro Rata portion of the remaining Called Units (the remaining Called Units that such Non-Selling Class A Member elects not to purchase being called “Remaining Called Units”), the Company shall, within seventy-five (75) days of the date of such Trigger Event, notify the other Non-Selling Class A Members of such election and each of the other Non-Selling Class A Members, Pro Rata or as they may otherwise agree, may elect, by notifying the Company in writing within ninety (90) days of the date of such Trigger Event to purchase such Remaining Called Units. Any Member notifying the Company of his desire to purchase any of the Called Units shall be irrevocably obligated to do so. If a Non-Selling Class A Member fails to notify the Company of such Non-Selling Class A Member’s election to purchase his/its Pro Rata portion of any Called Units within the time specified in this Section 3.6(c), such Non-Selling Class A Member shall be deemed to have elected not to purchase such Called Units, and the Call Option shall be deemed to have expired with respect to such Non-Selling Class A Member’s right to purchase such Called Units.

(d)                                 Purchase Price. The purchase price for the Called Units (which shall be payable in immediately available funds on the date of purchase) shall be as follows:

(i)                                     For Class A-1 Units, the purchase price shall equal the Fair Market Value of the Called Units;

(ii)                                  For Class C Units and Class D Units,

(A)                               if the Call Option is with respect to any reason other than (1) the Company’s or its Affiliate’s termination of the Call Seller’s employment or engagement with the Company or such Affiliate for Cause or (2) the Call Seller’s termination of his employment or engagement with the Company or its Affiliate without Good Reason, the purchase price shall equal the Fair Market Value of the Called Units; and

(B)                               if the Call Option is with respect to (1) the Company’s or its Affiliate’s termination of the Call Seller’s employment or engagement with the Company or such Affiliate for Cause or (2) the Call Seller’s termination of his employment or engagement with the Company or its Affiliate without Good Reason, the agreed upon purchase price for all Class C Units or Class D Units issued to that Member shall be equal to the lesser of (A) one hundred Dollars ($100.00) and (B) the Fair Market Value of the Called Units.

(e)                                  Closing of Purchase. The closing for the purchase of the Called Units shall be no later than fifteen (15) days after the determination of the purchase price for the Called Units (the “Call Closing”). At the Call Closing, the Call Seller shall Transfer the Call Seller’s Called Units to the Non-Selling Class A Members or the Company, as appropriate, free and clear of all liens and encumbrances, and such Call Seller shall execute and deliver any documentation that the Non-Selling Class A Members or the Company deems reasonable to effect such Transfer. Each Member hereby irrevocably constitutes and appoints the Company as his/its attorney-in-fact to execute any documents necessary to carry out the terms of this Section 3.6. Each Member hereby acknowledges that such power of attorney is coupled with an interest, is irrevocable and is transferable to any successor of the Company.

(f)                                   Unpurchased Called Units. Any Member who has had a Trigger Event occur with respect to his/its Membership Interest and such Membership Interest is not acquired pursuant to this Section 3.6, shall be automatically removed from service as a Manager (if such Member is then serving as a Manager) and shall remain subject to all of the provisions of this Agreement.

(g)                                  Priority. The Call Option granted to the Company and the Members pursuant to this Section 3.6 shall take precedence over, and be in lieu of, the rights granted to the Company and/or the Members, as appropriate, pursuant to Section 3.8.

(h)                                 Deemed Re-Occurrence of Trigger Event. Notwithstanding any provision in this Agreement to the contrary, in the event that the Company does not purchase all of a Member’s Membership Interest pursuant to this Section 3.6 following a Trigger Event and subsequently such Member or its Affiliates breaches or violates any written covenant or agreement between a Member and the Company or its Affiliates regarding non-competition, non-solicitation or confidentiality (for purposes hereof, such provisions shall be deemed to survive indefinitely without regard to any temporal limitations set forth therein (a “Deemed Extension”)), the underlying Trigger Event shall be deemed to have re-occurred on the date the Company becomes aware of such breach or violation and the time periods set forth in this Section 3.6 shall start again as of such date, provided, however that, if a Trigger Event is deemed to have occurred as a result of a breach or violation by such Member or its Affiliates of a non-competition, non-solicitation or confidentiality covenant or agreement that would not have occurred but for the Deemed Extension, then, notwithstanding anything to the contrary set forth in this Section 3.6, the purchase price for such Member’s Called Units shall equal the Fair Market Value of the Called Units.

3.7                               Community Property

.

(a)                                 Member Repurchase Option. Each Member agrees to notify the Company in writing promptly, and in any event not later than ten (10) days after the occurrence of a Community Property Event. Upon the occurrence of a Community Property Event, the relevant

Member shall have an option to purchase all of the Membership Interest that such Member’s spouse or the estate of such Member’s spouse (the “CP Spouse”) received as a result of the Community Property Event (the “CP Interest”). Such Member may purchase the CP Interest from his/her CP Spouse for the Fair Market Value of the CP Interest (the “CP Purchase Price”) at any time after the Community Property Event by giving his/her CP Spouse written notice of his/her option to purchase the CP Interest; provided, however, if such Member does not elect to exercise his/her right to purchase the CP Interest within thirty (30) days after the Community Property Event, the Company and the Non-Selling Class A Members shall immediately have an option to purchase the CP Interest on the terms set forth in this Section 3.7 (the “CP Option”).

(b)                                 Company Purchase Option. If the relevant Member fails to purchase the CP Interest as provided in Section 3.7(a), the Company may require, by giving an irrevocable written notice to the CP Spouse within forty (40) days of the Community Property Event that such CP Spouse sell all or any portion of the CP Interest to the Company for the CP Purchase Price. The written notice shall state that the Company is exercising its option to purchase the CP Interest and set forth the date of such notice. Any CP Interest not acquired pursuant to this Section 3.7 shall remain subject to all of the provisions of this Agreement.

(c)                                  Non-Selling Class A Member Purchase Option. If the Company elects to purchase none or less than all of the CP Interest, it shall promptly notify the Non-Selling Class A Members and each Non-Selling Class A Member shall have until the fiftieth (50th) day following the date of the Community Property Event within which to notify the Company of such Non-Selling Class A Member’s election to purchase such Non-Selling Class A Member’s Pro Rata portion of the remaining CP Interest. If any of the Non-Selling Class A Members elects to purchase none or less than all of his/its Pro Rata portion of the remaining CP Interest (the remaining CP Interest that such Non-Selling Class A Member elects not to purchase being called “Remaining CP Interest”), the Company shall, within fifty-five (55) days of the date of the Community Property Event, notify the Non-Selling Class A Members of such election and each of the Non-Selling Class A Members, Pro Rata or as they may otherwise agree, may elect, by notifying the Company in writing within sixty (60) days of the date of the Community Property Event, to purchase such Remaining CP Interest. Any Non-Selling Class A Member notifying the Company of his/its desire to purchase any of the CP Interest shall be irrevocably obligated to do so. Any CP Interest not acquired pursuant to this Section 3.7 shall remain subject to all of the provisions of this Agreement.

(d)                                 Closing of Purchase. Any purchase pursuant to this Section 3.7 shall be made not later than thirty (30) days after the notification of an election to purchase under Section 3.7(a), 3.7(b) or 3.7(c) has been given, whichever is later. The CP Purchase Price shall be payable in immediately available funds on the closing of such purchase and sale. Upon payment of the CP Purchase Price, the CP Spouse shall Transfer the CP Interest to the purchaser, free and clear of any and all Encumbrances of any kind whatsoever other than those created by this Agreement.

(e)                                  Assignee Status. Any spouse of a Member who obtains a Membership Interest pursuant to a Community Property Event shall be treated as an Assignee pursuant to Section 3.10 and shall not be admitted to the Company as a Substitute Member.

(f)                                   Priority. The CP Option granted to the Company and the Members pursuant to this Section 3.7 shall take precedence over, and be in lieu of, the rights granted to the Company and/or the Members, as appropriate, pursuant to Section 3.8.

(g)                                  Credit Agreement Restrictions. The exercise by the Company of its rights pursuant to this Section 3.7 shall be subject to any restrictions imposed pursuant to loan or credit agreements to which the Company is a party.

3.8                               Drag-Along Right

.

(a)                                 If any Class A-1 Member acting individually (or any group of Class A-1 Members acting together) holds Units that constitute more than fifty percent (50%) of all the Class A-1 Units then held by all Class A-1 Members, and such Member(s) wishes to Transfer all of its or their Units (any such transferring Member(s), collectively, a “Drag Seller”) to a Third Party (a “Drag-Along Sale”), then such Drag Seller shall have the right to require the other Members to sell all of their Units to such Third Party in connection with such sale on the same terms and conditions as such Drag Seller; provided, however, the economic terms shall be consistent with a distribution to Members upon a deemed liquidation of the Company in accordance with Section 7.1(a) (the “Drag-Along Right”).

(b)                                 Such Drag-Along Right shall be exercisable by written notice (a “Drag-Along Notice”) given by the Drag Seller to each Member (other than the Drag Seller), which shall (i) state the Drag Seller’s Units to be sold, (ii) state the proposed aggregate purchase price and all other material terms and conditions of such sale (including the identity of the proposed Third Party transferee), and (iii) be accompanied by the written Transfer agreement between such Drag Seller and such Third Party transferee.

(c)                                  Upon receipt of a Drag-Along Notice, each such Member shall be obligated to sell all of his/its Units for that portion of the aggregate purchase price equal to the amount such Member would have received upon a deemed liquidation of the Company in accordance with Section 7.1(a) (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction, including voting such Units in favor of such transaction and becoming a party to the Transfer agreement).

(d)                                 Each Drag-Along Member shall agree to make to the proposed Third Party transferee the same representations and warranties, covenants and indemnities as the Drag Seller agrees to make in connection with such Drag-Along Sale; provided, that (i) any such Drag-Along Member shall not be liable for the breach of any covenant by the Drag Seller and vice versa, (ii) in no event shall any Drag-Along Member be required to make representations and warranties other than (A) such Member’s valid ownership of its Units, (B) the Transfer of those Units to the proposed Third Party transferee free and clear of all Encumbrances (excluding those arising under applicable securities laws) and (C) such Member’s organization, authority, power and right to enter into and consummate such transaction without violating or breaching such Member’s charter or constitutional documents, any agreement to which such Member is a party or its assets are bound, or any applicable law, rule, regulation or order; (iii) any liability relating to representations and warranties (and related indemnities) or other indemnification obligations (including escrow/holdback arrangements) regarding the business of the Company in connection with the Drag-Along Sale shall be shared on a several (but not joint) basis by the participating Members as if such amount reduced the aggregate proceeds available for distribution or payment to the participating Members pursuant to such Drag-Along Sale and (iv) no Drag-Along Member shall be obligated to agree to indemnification obligations in excess of the proceeds received by such Drag-Along Member in such Drag-Along Sale.

(e)                                  The Drag Seller shall bear its own costs and any other costs arising pursuant to such Drag-Along Sale to the extent such costs are incurred for the benefit of all Members. Costs incurred by or on behalf of a Drag-Along Member for its sole benefit (which shall be borne by such Drag-Along Member) will not be considered incurred for the benefit of all Members.

3.9                               Substitute Member

. No Assignee shall have the right to become a substitute Member (a “Substitute Member”) upon Transfer of any Units to it unless all of the following conditions are satisfied:

(a)                                 The Transferring Member and the Assignee shall have executed and acknowledged such instruments and taken such action as the Board shall deem reasonably necessary or desirable to effect such substitution, including the execution by the Assignee of an appropriate amendment to this Agreement; and

(b)                                 The Board determines that the conditions set forth in Section 3.3 shall have been satisfied and consent to the admission of the Assignee as a Substitute Member and, if requested by the Board, the Transferring Member or the Assignee shall have obtained and delivered to the Company an opinion of counsel satisfactory to the Board to the effect that the proposed Transfer is in compliance with the 1933 Act and any applicable state securities laws; provided, however, that a Transferring Member shall be entitled to Transfer any Units to a Permitted Transferee without consent of the Board pursuant to this Section 3.9 if such Permitted Transferee is a Family Entity or a Family Trust of such Transferring Member that is controlled by such Transferring Member.

3.10                        Assignee’s Rights

.

(a)                                 Unless an Assignee becomes a Substitute Member in accordance with the provisions of Section 3.9, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the Act, other than the right to receive the share of distributions, allocations to his/its Capital Account, and any other items attributable to a Member’s Units to which its assignor would otherwise be entitled.

(b)                                 Any Member that Transfers all of its Units shall cease to be a Member.

3.11                        Tax Matters

. On the Transfer of all or part of any Units, at the request of the assignor or assignee of the Units, the Board will cause the Company to elect, pursuant to Code Section 754 to adjust the tax basis of the properties of the Company as provided by Code Sections 734 and 743.

3.12                        Confidentiality; Non-Compete; Non-Solicitation

.

(a)                                 The Members acknowledge that, from time to time, they may receive information from or concerning the Company, PubCo and/or their subsidiaries in the nature of trade secrets or that otherwise is confidential, the release of which may damage the Company, PubCo and/or their subsidiaries or Persons with which it does business. Each Member shall hold in strict confidence any information that it receives concerning the Company, PubCo and/or their subsidiaries that is identified as being confidential and may not disclose it to any Person other than a Member or a Manager, except for disclosures (i) compelled by law (but the Member must notify the Company and the other Members promptly of any request for that information, before disclosing it, if legal and practicable), (ii) to advisers or representatives of the Member or Persons to whom that Member’s Units may be Transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 3.12(a), (iii) of information that the Member also has received from a source independent of the Company or any of its subsidiaries that the Member reasonably believes obtained that information without breach of any obligation of confidentiality, (iv) of information that is or becomes publicly available other than in connection with a breach of this Section 3.12(a) or (v) to such Member’s investors, representatives, attorneys, and Affiliates, but only if the recipients have agreed to be bound by this Section 3.12(a) (or provisions comparable hereto). Notwithstanding anything contained herein to the contrary, in no event shall any provision of this Agreement, including this Section 3.12(a), restrict PubCo or its successors and assigns from making any public disclosures it deems necessary, advisable or desirable in connection with PubCo’s compliance with applicable law (including securities laws) and any corresponding rules and regulations (including the rules of any stock exchange on which securities of a Ranger IPO Entity are trading), or any Member or the Company from sharing any such information with the Ranger IPO Entities or otherwise cooperating with PubCo or its successors and assigns in the making of any such disclosures.

(b)                                 Non-Competition; Non-Solicitation.

(i)                                     Each Class C Member and Class D Member (collectively, the “Non-Compete Parties”) acknowledges that, as a result of such Member’s affiliation with the Company, such Member will be provided and become familiar with the trade secrets and other confidential information of the Company and its Affiliates and has significantly and uniquely contributed to the development and maintenance of the goodwill of the Company and its Affiliates throughout North America or in any state, province and/or country where the Company or its subsidiaries are doing business at the time in question (the “Territory”). Each Non-Compete Party further acknowledges and agrees that the Company and its Affiliates currently operate and are reasonably expected to operate within the Territory. Therefore, each Non-Compete Party agrees that during the period such Non-Compete Party or any of his/its Affiliates is a Member of the Company and for

a period of two (2) years thereafter, each Non-Compete Party shall not, and each Non-Compete Party shall cause its Affiliates not to, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security or interest of, permit its name to be used by, act as a director, manager, partner, consultant, or advisor to, render services for or to (alone or in association with any Person), or otherwise participate or assist any Person other than the Company and its subsidiaries and the Ranger IPO Entities in any manner in the business of (x) providing workover rigs well services and/or rental equipment associated with well services or workover rigs, or (y) any other lines of business the Ranger IPO Entities, the Company or its subsidiaries is participating in, or has taken substantive steps towards participating in, as of the last date the Non-Compete Party or any of his/its Affiliates is a Member of the Company, in each case for the oil and gas industry anywhere in the Territory (collectively, a “Competing Business”); provided, however, that (A) the passive beneficial ownership by a Member of less than two percent (2%) of the outstanding publicly traded equity securities of any Competing Business; and (B) the ownership by a Member of any Entity or business of which less than five percent (5%) of the annual revenues constitute a Competing Business, will not be deemed to be a breach of this Section 3.12(b)(i).

(ii)                                  During the period such Non-Compete Party or any of his/its Affiliates is a Member of the Company and for a period of two (2) years thereafter, without the consent of the Company (subject to Approval of the Board), a Non-Compete Party shall not, and shall cause his/its Affiliates not to, anywhere in the Territory: (A) directly or indirectly, hire, engage, or solicit (or attempt any of the foregoing) for employment (or engagement as a consultant) any person who is employed (or engaged as a consultant) by any of the Ranger IPO Entities, the Company or its subsidiaries, or encourage or induce or attempt to encourage or induce any such employee or consultant to leave such employment or engagement (provided that this subsection (A) shall not limit general advertising not directed at any of the Ranger IPO Entities, the Company or its subsidiaries or any such restricted current or former employee or consultant); (B) encourage or induce or attempt to encourage or induce any Person who is a customer, supplier, vendor, licensee, licensor, franchisee, or other business relation of any Member, the Company, their Affiliates or the Ranger IPO Entities to cease doing business or modify the way it does business with any of the Ranger IPO Entities, the Company or its subsidiaries, or in any way interfere with or otherwise affect the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and any of the Ranger IPO Entities, the Company or its Affiliates; or (C) solicit any Person described in subsection (B) for any Competing Business.

(iii)                               If, at the time of enforcement of this Section 3.12(b), a court or other tribunal shall hold that the duration, geography or scope restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, geography or scope reasonable under such circumstances shall be substituted for the stated duration, geography or scope and that the court or other tribunal shall reform the restrictions contained herein to cover the maximum duration, geography and scope permitted by law.

(iv)                              If any Non-Compete Party breaches any provision of this Section 3.12(b), such Member agrees and acknowledges that the time periods set forth herein shall be extended by the time period of such breach.

(v)                                 Nothing in this Section 3.12(b) shall abrogate any other non-competition agreement to which the Company or any of its Affiliates and any Non-Compete Party is a party.

(vi)                              Notwithstanding anything contained herein to the contrary, in no event shall this Section 3.12(b) restrict the Ranger IPO Entities from taking any action that would otherwise be prohibited by this Section 3.12(b).

(c)                                  Each party hereto recognizes that a breach of any of the provisions of Section 3.12(a) or 3.12(b) would result in serious harm to the Company for which monetary damages would be inadequate, difficult to determine, or both. Therefore, if any Non-Compete Party or its Affiliates breaches any provision of Section 3.12(a) or 3.12(b), the Company shall be entitled to injunctive relief and specific performance in addition to any other available legal or equitable remedies against such breaching Non-Compete Party and/or its Affiliates (as applicable).

(d)                                 The Company and the Members agree that the provisions of 18 U.S.C. 1833 are incorporated herein and shall govern the provisions set forth in this Section 3.12.

(e)                                  Notwithstanding anything to the contrary herein, to the extent any provision of any employment agreement, offer letter, noncompetition, nondisclosure, non-solicitation or similar agreement, including any Grant Agreement, between any Class C Member or Class D Member, on the one hand, and the Company or a subsidiary of the Company, on the other, conflicts with the provisions set forth in this Section 3.12, such other provisions shall govern.

3.13                        Lack of Authority

. No Member (unless that Member is also a Manager or an officer of the Company and is acting in that capacity pursuant hereto) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

3.14                        Liability to Third Parties

. No Member or Manager is liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree, or order of a court.

3.15                        Withdrawal

. No Member has the right to withdraw from the Company as a Member without the Approval of a Majority of the Class A-1 Members to permit that withdrawal.

3.16                        Compensation

. No compensation shall be paid by the Company to any Person in his capacity as a Member. This Section 3.16 shall not be construed to preclude any Member from receiving distributions from Distributable Cash.

3.17                        Certificates

. Certificates in the form determined by the Board may be delivered representing all Membership Interests to which Members are entitled. If issued, such certificates shall be consecutively numbered, and shall be entered in the books of the Company as they are issued. Each certificate shall state on the face thereof the holder’s name, the Membership Interest represented thereby, and such other matters as may be required by applicable laws. Each such certificate shall be signed by at least one (1) Manager and may be sealed with the seal of the Company or a facsimile thereof if adopted. The signature of the Managers upon the certificates may be facsimile. Subject to Section 3.3, upon surrender to the Company or the transfer agent of the Company of a certificate for Membership Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the Person entitled thereto, cancel the old certificate, and record the transaction upon its books and records.

3.18                        Waiver of Fiduciary Duties and Corporate Opportunity

.

(a)                                 The Members expressly acknowledge and agree hereby that their relationship to the Company and each other is strictly contractual in nature and is not that of partners, joint venturers or any similarly situated persons and is not fiduciary in nature. No Member shall take, or cause or permit its Affiliates, directors, managers, members, partners, officers, employees or agents to take, any action that would bind or obligate the Company in any manner not expressly authorized by this Agreement. Each Member may grant or withhold their consent, approval or vote, in their sole discretion, as directed or otherwise determined by such Member, without regard to the interests of the other Members, it being understood that except to the extent required by the Act, no Member shall have any fiduciary duty or other duty to represent or act in the best interests of the Company or the other Members.

(b)                                 A “Corporate Opportunity” shall mean an investment or business opportunity reasonably related to the business of the Company. Subject to compliance with Section 3.12, the Members and the Managers who are elected or appointed by the Members (collectively, the “Exempt Persons”), in their sole discretion and without obtaining the consent of or soliciting participation by any Member or the Company, (i) may engage in, possess an interest in, or participate as an officer, director, manager, consultant, representative, partner, stockholder, member, or employee in, any present or future business venture (whether or not competing with any present or future business activities of the Company); and (ii) may become a shareholder, officer or director of any corporations, a member (including the managing member) of any limited liability companies, a partner (including the general partner) in any partnerships, the manager of other entities, and/or the investment manager for investment funds; and (to the fullest extent permitted by law) the doctrines of corporate opportunity and fiduciary duty, or any analogous doctrines, shall not apply to any Exempt Person. Each Member acknowledges and agrees that any such other investments, accounts, funds, business ventures, or other entities, whether now existing or created in the future, could compete with the Company’s and its Affiliates’ business and each Member waives any claims against the Exempt Persons based on such actions. No Exempt Person who acquires knowledge of a Corporate Opportunity or other opportunity or a potential transaction, agreement, arrangement, or other matter that may be a Corporate Opportunity or other opportunity for the Company or any Member shall have any duty to communicate or offer such opportunity to the Company or any Member, and (to the fullest extent permitted by law) such Exempt Person shall not be liable to the Company or to the Members for breach of any fiduciary or other duty by reason of the fact that such Exempt Person pursues or acquires for, or directs such opportunity to, another Person or Entity (including such Exempt Person or any other Exempt Person) and/or does not communicate such opportunity or information to the Company or any Member. Any Exempt Person also currently (and in the future) may engage and/or invest in other businesses and/or non-business activities. Neither the Company nor any Member shall have any right, title, or interest in or to any such businesses and/or activities, or in the income or profits derived therefrom, by reason of this Agreement or otherwise. This Section 3.18(b) shall not be construed or interpreted as modifying the covenants and obligations set forth in Section 3.12 in any respect.

3.19                        Reserved

.

3.20                        Fair Market Value

.

(a)                                 For purposes of this Article 3, the “Fair Market Value” of the Units in question shall be the fair market value agreed upon by the seller and the buyer of the Units (except in the case of a Transfer by gift or otherwise without consideration), as the case may be, or if they are unable to agree on such fair market value or in the case of a Transfer by gift or otherwise without consideration, the fair market value of such Units as determined by one or more independent appraisers as provided herein. If the seller and the buyer are unable to agree on the Fair Market Value within ten (10) days following the date of exercise of the applicable option to purchase, the Fair Market Value shall be determined by an independent appraiser appointed by the seller and the buyer (such appointment to be made within ten (10) days of the expiration of the initial ten (10) day period). If the seller and the buyer are unable to agree on an independent appraiser, they each shall appoint one (1) independent appraiser, the two (2) of whom shall thereupon appoint a third (3rd) independent appraiser, within ten (10) days of the appointment of the second appraiser. If the seller or the buyer fails to appoint an independent appraiser within a ten (10) day period, they shall be deemed to have consented to the appraiser selected by the other party and that appraiser’s determination of the Fair Market Value shall be final. Once three (3) appraisers are appointed, each appraiser shall determine the Fair Market Value. The Fair Market Value shall be the average of the middle value (i.e., the amount determined by the appraiser that is neither the highest nor the lowest) and the value that is closest to the middle value; provided, however, if there is an equal difference between the middle value and the other two values, the Fair Market Value shall be the middle value; provided, further, if two of the values are equal, the Fair Market Value shall be the amount agreed-upon by those two appraisers. For example, if the three values were $9, $10, and $12, the Fair Market Value would be $9.50; if the three values were $9, $10, and $11, the Fair Market Value would be $10; and if the three values were $9, $9, and $12, the Fair Market Value would be $9. Such independent appraiser or appraisers shall, as a condition of their employment, execute agreements to keep any information they receive concerning the Company confidential. To determine the Fair Market Value of any Unit, the independent appraiser(s) shall first determine the fair market value of the Company itself, and the fair market value of the Unit shall be equal to the amount that would be distributed in respect thereof if, based on such fair market value of the Company, the Company were then dissolved and liquidated in accordance with the terms of this Agreement. The determination by the independent appraiser(s) as to Fair Market Value shall be binding upon all parties. The Company shall bear all fees and expenses of such appraisals.

(b)                                 Notwithstanding any other provision in this Agreement to the contrary, all time periods associated with the rights and obligations set forth in this Article 3 for the Company or any other purchaser of Units shall be suspended until a determination of the Fair Market Value shall have been made.

3.21                        Ranger Reorganization

3.22

(a)                                 Authority; Unit Issuances. The Company may enter into the Master Reorganization Agreement and take other actions it deems necessary to give effect to the Ranger Reorganization, including:

(i)                                     Issue the number of Class A-1 Units specified in the Master Reorganization Agreement to each of Offshore Fund I and Offshore Fund II, and admit each such Person as a Class A-1 Member in accordance with Section 3.2(b). Immediately following the Ranger Reorganization, the amount of Capital Contributions, Preferred Return Account and Capital Return Account in the Company for each of Offshore Fund I and Offshore Fund II shall be equivalent to such Person’s amount of Capital Contributions, Preferred Return Account and Capital Return Account (in each case as defined in the RES Holdings I LLC Agreement) immediately prior to the redemption of such Person’s Class A-1 Units of RES Holdings I pursuant to the Master Reorganization Agreement.

(ii)                                  Indirectly issue the number of Class C Units and Class D Units specified in the Master Reorganization Agreement to each RES Carried Interest Holder, and admit each such Person as a Class C Member or Class D Member in accordance with Section 3.2(b). Each Class C Unit and Class D Unit issued by the Company will track the distribution, vesting and forfeiture provisions that apply to such Person’s corresponding Class C Units and Class D Units of RES Holdings I that are to be redeemed by RES Holdings I pursuant to the Master Reorganization Agreement.

(b)                                 Acknowledgement. The Members acknowledge that the Ranger Reorganization may be undertaken only in anticipation of the Ranger IPO. All Members shall take any and all actions as may be reasonably required and otherwise cooperate in good faith with the Company in connection with consummating the Ranger Reorganization, including executing and delivering any conveyances, certificates, documents, or other instruments necessary or advisable in the determination of the Board to effect the Ranger Reorganization, and hereby vote and consent thereto. No Member shall have any dissenters’ or appraisal rights in connection with the Ranger Reorganization.

(c)                                  Power of Attorney. Each Member irrevocably makes, constitutes and appoints each Manager of the Company, acting individually or collectively, as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file all instruments required or necessary to effectuate and consummate the Ranger Reorganization (including the Master Reorganization Agreement) or as are otherwise required or necessary to facilitate the Ranger IPO, in each case, in accordance with this Agreement.

ARTICLE 4
MEETINGS OF MEMBERS

4.1                               Place

. All meetings of the Members shall be held at the principal office of the Company or at such other place within or outside the State of Delaware as may be determined by the Managers and set forth in the respective notice or waivers of notice of such meeting.

4.2                               Annual Meetings

. The annual meeting of the Members for the election of Managers and the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated by the Board from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting must be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

4.3                               Special Meetings

. Special meetings of the Members may be called by the Board or by the holders of not less than fifteen percent (15%) of all the Class A-1 Units. Business transacted at all special meetings shall be confined to the purposes stated in the notice referenced in Section 4.4.

4.4                               Notice

. Written or printed notice stating the place, day, and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than seven (7) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Board or Person calling the meeting, to each Member of record entitled to vote at such meeting.

4.5                               Quorum

. The Members holding a majority of the Class A-1 Units shall constitute a quorum at all meetings of the Members, except as otherwise provided by law. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Units shall be present or represented. At any meeting of the Members at which a quorum is present, an action Approved by a Majority of the Class A-1 Members shall be the act of the Members, unless the vote of a greater number is required by law or this Agreement.

4.6                               General Voting Procedures

. Each outstanding Class A-1 Unit shall be entitled to one (1) vote on each matter submitted to a vote or for approval unless otherwise provided by law. No Class C Member or Class D Member shall have the right to vote or otherwise approve any action by the Members in any respect whatsoever, except as required by the Act or by applicable law or pursuant to Section 11.2.

4.7                               Registered Members

. The Company shall be entitled to treat the holder of record of any Units as the holder in fact of such Units for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

4.8                               Actions Without a Meeting and Telephonic Meetings

. Notwithstanding any other provision contained in this Article 4, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a telephone conference. Any action that may be taken by the Members without a meeting shall be effective only if the consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Membership Interests constituting not less than the minimum amount of Units that would be necessary to take the action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.

ARTICLE 5
RIGHTS AND DUTIES OF THE BOARD

5.1                               Management

. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its board of Managers (the “Board”). In addition to the powers and authorities expressly conferred by this Agreement upon the Board, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Act or this Agreement, including contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

5.2                               Number and Qualifications

. The Board shall consist of one (1) Manager, or such other number as may be determined by the Approval of a Majority of the Class A-1 Members from time to time, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager or taking away the rights of any Member to elect a Manager as provided in Section 5.3. Managers need not be residents of the State of Delaware. The Managers in their discretion may elect a chairman of the Board who shall preside at meetings of the Board.

5.3                               Election

. The Members agree to vote their Units so that Managers are elected to the Board as follows: the Class A-1 Members (by Approval of a Majority of the Class A-1 Members) shall have the right to designate one (1) Manager, who initially shall be [•].

5.4                               Vacancy

. Any vacancy occurring for any reason in the number of Managers shall be filled by the Members having the authority to elect such Manager pursuant to Section 5.3. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

5.5                               Removal

. Subject to Section 3.6(f), a Manager may be removed at any time, with or without cause, by the Members having the authority to elect such Manager pursuant to Section 5.3, and otherwise in accordance with the provisions thereof.

5.6                               Annual Meetings

. The annual meeting of the Board shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

5.7                               Regular Meetings

. Regular meetings of the Board may be held pursuant to a written schedule delivered in advance to all Managers either within or outside the State of Delaware. All Managers shall receive reasonable prior notice of any change in such written schedule.

5.8                               Special Meetings

. Special meetings of the Board may be called by any Manager on at least three (3) Business Days’ notice to each Manager.

5.9                               General Voting Procedures

. On each matter submitted to a vote or for Approval of the Board, each Manager shall be entitled to one (1) vote, unless otherwise provided by law. When any decision, determination, election, selection or other action is to be made or undertaken by the Board pursuant to this Agreement, it shall be deemed to require the Approval of the Board unless otherwise expressly provided in this Agreement.

5.10                        Quorum

. At all meetings of the Board, the presence of a Majority shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a Majority shall be the act of the Board, except as otherwise provided by law or this Agreement. If a quorum shall not be present at any meeting of the Board, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

5.11                        Attendance and Waiver of Notice

. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

5.12                        No Compensation; Reimbursement of Expenses

. Managers, as such, shall not receive any stated salary for their services, but shall be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in the course of their service hereunder, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or its Affiliates in any other capacity and receiving compensation for such service.

5.13                        Officers

. The Board may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers, including chief executive officer, president, vice president, secretary, assistant secretary, treasurer, and assistant treasurer. Each officer shall hold office until such Person’s successor shall be duly designated and shall qualify or until such Person’s death or until such Person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board, subject to the approval requirements set forth in Section 5.9. Any officer may be removed as such, either with or without cause, by the Board whenever in the Board’s judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Board.

5.14                        Actions Without a Meeting and Telephone Meetings

. Notwithstanding any provision contained in this Article 5, all actions of the Board provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action that may be taken by the Board without a meeting shall be effective only if the consent or consents are in writing, set forth the action so taken, and are signed by the requisite number of Managers required to approve such action at a meeting of the Board at which all Managers are present.

5.15                        Reserved

.

5.16                        Responsibility of the Managers and Officers; Limitation of Liability

.

(a)                                 Whenever any Manager or officer of the Company makes a determination or takes or declines to take any action under this Agreement or with respect to the business and affairs of the Company or any of its Affiliates, such Manager or officer shall exercise Good Faith in carrying out his duties and obligations as provided in this Agreement and in dealings with respect to the Company and its Affiliates. Whenever in this Agreement any Manager or officer or another Person is permitted or required to act in Good Faith, any such Person shall act under such express standard and, to the fullest extent permitted by applicable law, shall not be subject to any other standard.

(b)                                 Notwithstanding any other terms of this Agreement (except the last sentence of this Section 5.16(b)), whether express or implied, or any obligation or duty at law or in equity, and to the fullest extent permitted by law, no Manager or officer shall be liable to the Company or its Affiliates, to any other Manager or officer, or to any Member for any act or omission (in relation to the Company or its Affiliates, any Member, this Agreement, any transaction, any investment, or any business decision or action), including for breach of contract or breach of duties, including fiduciary duties taken or omitted by such Manager or officer, provided that a court of competent jurisdiction has not rendered a final determination that such act or omission constitutes fraud, gross negligence, willful misconduct or lack of Good Faith. Notwithstanding the foregoing, to the extent any such Manager or officer enters into a contract with the Company or any of its Affiliates, such contract shall be enforceable against the parties thereto in accordance with such contract’s terms.

5.17

ARTICLE 6
CAPITALIZATION

6.1                               Capital Contributions

. Each of Offshore Fund I and Offshore Fund II is deemed to have made Capital Contributions in exchange for all of the Company’s outstanding Membership Interest prior to the effective date of this Agreement, and such Membership Interest shall be cancelled concurrently with the Unit issuances contemplated in Section 3.2(b) without any action of Offshore Fund I or Offshore Fund II. The Company is authorized to issue the number of Class A-1 Units contemplated by the Master Reorganization Agreement. If at any time the Board determines that the Company has insufficient funds to carry out the purposes of the Company, the Board may request that the Members make additional Capital Contributions; provided, however, no Member shall have any obligation to make any Capital Contributions to the Company except as agreed in writing by such Member.

6.2                               Reserved

.

6.3                               Reserved

.

6.4                               Equity Incentive Plan

.

(a)                                 Units. In connection with the Ranger Reorganization, the Company is authorized to issue the number of Class C Units and Class D Units contemplated by the Master Reorganization Agreement. Following the Ranger Reorganization, the Company shall have the number of authorized but unissued Class C Units and Class D Units contemplated by the Master Reorganization Agreement. Class C Units and Class D Units are non-voting, and will have no right to vote or otherwise approve any action by the Members in any respect whatsoever. Class C Units and Class D Units are intended to be “profits interests” from a U.S. federal income tax perspective, and will be assigned a Hurdle Amount upon issuance, which in the case of the Class C Units and Class D Units issued to RES Carried Interest Holders in connection with the Ranger Reorganization shall equal the Hurdle Amount (as defined in the RES Holdings I LLC Agreement) for the corresponding Class C Units and Class D Units of RES Holdings I that are to be redeemed in connection with the Ranger Reorganization. Upon each issuance of Class C Units and/or Class D Units, the Managers shall “book up” or “book down” the Capital Accounts of the Members in accordance with Section 7.7(c). As a condition to any natural person becoming a Class C Member or a Class D Member, the spouse of such person, if any, shall execute an acknowledgment or a copy of this Agreement by which such spouse agrees to be bound by the terms of this Agreement as though a party hereto.

(b)                                 Vesting. The Class C Units and the Class D Units issued pursuant to this Section 6.4 shall be subject to any vesting schedule set forth in the respective Grant Agreements pursuant to which such Class C Units and Class D Units were issued.

(c)                                  Forfeiture. All Class C Units and Class D Units may be forfeitable in accordance with the applicable Grant Agreement.

(d)                                 Accelerated Conversion to Non-Forfeitable Units. In the event that, while any Forfeitable Units are outstanding: (i) any Class C Member or Class D Member is forced to sell its Class C Units or Class D Units, respectively, pursuant to Section 3.8, (ii) the Company sells, leases or otherwise consensually disposes of all or substantially all of its assets, or (iii) the Company consolidates or merges with or into any other Person and is not the surviving parent Entity, then one hundred percent (100%) of all Forfeitable Units being transferred pursuant thereto shall immediately convert to Non-Forfeitable Units prior to the effective date of any such Transfer.

(e)                                  Non-Transferability. Forfeitable Units may not be Transferred or otherwise disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempt to Transfer or otherwise dispose of any right or privilege related thereto shall be null and void.

(f)                                   Tax Consequences. Each Class C Member and each Class D Member hereby agrees to make an election pursuant to Section 83(b) of the Internal Revenue Code to include in income the value (if any) of the Class C Units or Class D Units, respectively, over the amount paid (if any) by such Person for such Class C Units or Class D Units, as applicable, in the year of the grant and shall promptly notify the Company that such election has been made. Each Person receiving a grant of Class C Units or Class D Units acknowledges that it is the sole responsibility of such Person, and not the Company, to file a timely election under Section 83(b) of the Internal Revenue Code even if such Person requests the Company or its representatives to make such filing on behalf of such Person. Each Class C Member and each Class D Member shall be solely responsible for determining the tax consequences of any issuance of Class C Units or Class D Units, as applicable, under this Agreement to such Member, including the advisability, availability, method, and timing for filing an election to include income arising from such issuance into such Member’s gross income under Code Section 83(b), the tax consequences of such election, and the provision of written notice to the Company of such election in accordance with the regulations promulgated under Code Section 83(b).

6.5                               Reserved

.

6.6                               Withdrawal or Reduction of Capital Contributions

. No Member shall have the right to withdraw all or any part of its Capital Contribution or Capital Account or to receive any return on any portion of its Capital Contribution or Capital Account, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

6.7                               Units

. Upon issuance, the number and type of Units issued to each Member shall be set forth opposite such Member’s respective name on the Member Schedule.

6.8                               Liability of Members

. No Member shall be liable for the debts, liabilities or obligations of the Company beyond such Person’s respective Capital Account or Capital Contributions. Except as otherwise provided herein, no Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE 7
ALLOCATIONS AND DISTRIBUTIONS

7.1                               Distributions

.

(a)                                 Distributable Cash. Except as provided in Section 7.1(b), Distributable Cash shall be distributed at such times as Approved by the Board and shall be made to the Members according to the schedule below:

(i)                                     to the Class A-1 Members, Class C Members and Class D Members, to be divided among them pursuant to the Participating Distribution Allocations, an amount equal to the total amount of such distribution multiplied by the Participating Percentage, and

(ii)                                  to the Class A-1 Members, to be divided among them pursuant to the Non-Participating Distribution Allocations, an amount equal to the total amount of such distribution multiplied by the Non-Participating Percentage.

“Participating Distribution Allocations” means:

(i)                                     First, to the Members, to the extent of, and in proportion to, their Preferred Return Accounts;

(ii)                                  Second, to the Members, to the extent of, and in proportion to, their Capital Return Accounts; and

(iii)                               Thereafter, (A) one hundred percent (100%) less the percentages determined pursuant to clauses (B) and (C) to the Class A-1 Members Pro Rata in accordance with their relative number of Class A-1 Units, (B) fifteen percent (15%) to the Class C Members Pro Rata in accordance with their relative number of Class C Units and (C) five percent (5%) to the Class D Members Pro Rata in accordance with their relative number of Class D Units; provided that no distributions shall be made with respect to Class D Units until the sum of all distributions made to each Class A-1 Member equals 2.0x the return of all Capital Contributions theretofore made by such Class A-1 Member to the Company; provided further that the percentages set forth in clauses (B) and (C) may be adjusted as set forth in any Grant Agreement.

Subject to the right to receive Tax Distributions as set forth in Section 7.1(b), notwithstanding anything to the contrary set forth herein, a Class C Unit and a Class D Unit shall be included in a distribution only to the extent that the cumulative amount distributed to all Members pursuant to clauses (i), (ii) and (iii) above since the date that Class C Unit or Class D

Unit was issued exceeds the Hurdle Amount with respect to that Unit. Any amount that would otherwise be distributed to a Class C Member or Class D Member but for the application of the preceding sentence shall instead be distributed to the Class A-1 Members Pro Rata in accordance with their relative number of Class A-1 Units. In addition, any amount that would otherwise be distributed with respect to any authorized but unissued Class C Unit or Class D Unit shall instead by distributed to the Class A-1 Members Pro Rata in accordance with their relative number of Class A-1 Units.

“Non-Participating Distribution Allocations” means:

(i)                                     First, to the Members, to the extent of, and in proportion to, their Preferred Return Accounts;

(ii)                                  Second, to the Members, to the extent of, and in proportion to, their Capital Return Accounts; and

(iii)                               Thereafter, one hundred percent (100%) to the Class A-1 Members Pro Rata in accordance with their relative number of Class A-1 Units.

(b)                                 Distributions to Pay Tax Liabilities. The Company shall declare and make cash distributions pursuant hereto to the Members to allow the U.S. federal income tax (including estimated tax payments) attributable to the Company’s taxable income and any Code Section 704(c) allocations during that Fiscal Year that is passed through the Company to the Members to be paid by such Members when due (each a “Due Date”) in adequate distributable amounts necessary for Members to satisfy such tax obligations. To satisfy this requirement, the Company shall pay on or before five (5) days prior to each Due Date, an amount so that the cumulative amount of distributions for that Fiscal Quarter that have been designated by the Company as “Tax Distributions” are at least equal to (i) the sum of the Company’s positive taxable income attributed to its Members during that Fiscal Quarter multiplied by (ii) forty-four percent (44%). Such Tax Distributions shall be made to the Members in proportion to the net positive taxable income allocated to the Members on a cumulative basis, which for the avoidance of doubt,  shall include taxable income allocated to such Members pursuant to the RES Holdings I LLC Agreement, but only to the extent attributable to such Member’s Class A-1 Units, Class C Units or Class D Units in RES Holdings I that were redeemed in connection with the Ranger Reorganization. Any distribution made to a Member pursuant to this Section 7.1(b) shall be treated as an advance on any distributions to be made to such Member pursuant to Section 7.1(a) (including by way of Section 10.3(c)), and as such shall reduce such next subsequent distributions on a dollar-for-dollar basis. For avoidance of doubt, with respect to any distribution made to a Member pursuant to this Section 7.1(b), such distributions shall not be treated as a return of or on capital or as any other distribution described in Section 7.1(a) until and to the extent distributions pursuant to Section 7.1(a) are reduced pursuant to the immediately preceding sentence.

7.2                               Basic Allocations

.

(a)                                 In General. After taking into account the special allocations set forth in this Article 7, and subject to Section 7.2(b), Profits and Losses for each calendar year (or individual items thereof), shall be allocated among the Members in the manner that will cause their Partially Adjusted Capital Accounts to equal, as soon as possible, their Targeted Accounts.

(b)                                 Limitation on Loss Allocations. If any allocation of Losses would cause a Member to have an Adjusted Capital Account Deficit, those Losses instead shall be allocated to the other Members Pro Rata.

7.3                               Allocations on Transfers

. Taxable items of the Company attributable to a Membership Interest that has been transferred (including the simultaneous decrease in the Membership Interest of existing Members resulting from the admission of a new Member) shall be allocated between the transferor and the transferee using the proration method in accordance with Treasury Regulations Section 1.706-4. Notwithstanding the foregoing, the Company may, at the discretion of the Managers, make an interim closing of its books as of the date that a Membership Interest has been transferred (including the simultaneous decrease in Membership Interest of existing Members resulting from the admission of a new Member), and allocate taxable items of the Company attributable to such Membership Interest based on such interim closing in accordance with Treasury Regulations Section 1.706-4. Distributions of assets of the Company with respect to a Membership Interest shall be made only to the Persons who, according to the records of the Company, are the owners, on the actual date of distribution, of the Membership Interests with respect to which the distributions are made. No liability shall result from making distributions in accordance with the provisions of the preceding sentence, whether or not any Manager or the Company has knowledge or notice of a transfer or purported transfer of ownership of a Membership Interest.

7.4                               Special Allocations

. If the requisite stated conditions or facts are present, the following special allocations shall be made in the following order:

(a)                                 Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), then items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 7.4(a) shall be made if and only to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made without considering this Section 7.4(a).

(b)                                 Gross Income Allocation. If a Member has a deficit Capital Account at the end of any Fiscal Year of the Company that exceeds the sum of (i) the amount the Member is obligated to restore, and (ii) the amount the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), then each such Member shall be specially allocated items of income and gain of the

Company in the amount of the excess as quickly as possible, provided that an allocation pursuant to this Section 7.4(b) shall be made if and only to the extent that the Member would have a deficit Capital Account in excess of that sum after all other allocations provided for in this Article 7 have been tentatively made without considering Section 7.4(a) or 7.4(b).

(c)                                  Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company under Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and that gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Treasury Regulations.

(d)                                 Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Article 7, if there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, prior to any other allocation under this Agreement, each Member shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain during such year determined in accordance with Treasury Regulations Section 1.704-2(g)(2). The items to be allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 7.4(d) is intended to comply with the partnership minimum gain chargeback requirements of the Treasury Regulations and shall be subject to all exceptions provided therein.

(e)                                  Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 7 (other than Section 7.4(d)), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Partner Nonrecourse Debt Minimum Gain as of the beginning of the year shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods in an amount equal to such Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain during such year determined in accordance with Treasury Regulations Section 1.704-2(i)(4)). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (j)(2). This Section 7.4(e) is intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback requirements of the Treasury Regulations, shall be interpreted consistently with the Treasury Regulations and shall be subject to all exceptions provided therein.

(f)                                   Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

7.5                               Curative Allocations

. The “Basic Regulatory Allocations” consist of (a) the allocations pursuant to Section 7.4(b), and (b) the allocations pursuant to Sections 7.4(a) through 7.4(f). Notwithstanding any other provision of this Agreement, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of the allocations of other items and the Basic Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Basic Regulatory Allocations had not occurred.

7.6                               Other Allocation Rules

.

(a)                                 Allocations of Built-in Gain/Loss Items. In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to property actually or constructively contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation at the time of the contribution between the tax basis of the property to the Company and the Gross Asset Value of that property. Except as otherwise provided herein, any elections or other decisions relating to those allocations shall be made by the Board (by Approval of the Board), after consultation with the Accountant, in any manner that reasonably reflects the purpose and intent of this Agreement; provided that the Company shall utilize the “remedial method” under Treasury Regulation Section 1.704-3(d) unless otherwise determined by the Board (by Approval of the Board). Allocations of income, gain, loss and deduction pursuant to this Section 7.6(a) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account of any Member or the share of Profits or Losses, other tax items or distributions of any Member pursuant to any provision of this Agreement.

(b)                                 Excess Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members’ interests in Company profits shall be allocated to the Class A-1 Members Pro Rata in accordance with their relative number of Class A-1 Units. In the event Proposed Treasury Regulation Section 1.752-3(a)(3) is finalized, the Board shall select an allocation method permitted by the Treasury Regulations as finalized with the Approval of the Board.

(c)                                  Recapture. Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations) and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable law.

7.7                               Capital Accounts

. The Company shall establish and maintain a separate capital account (“Capital Account”) for each Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a)                                 The Capital Account balance of each Member shall be credited (increased) by (i) the amount of cash contributed by such Member to the capital of the Company, (ii) the fair market value of property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company assumes or takes subject to under Code Section 752), and (iii) such Member’s allocable share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 7.4 and 7.5; provided that the initial Capital Account of each Member shall equal the Capital Account (as defined in the RES Holdings I LLC Agreement) attributable to such Member’s corresponding interest in RES Holdings I as determined immediately prior to the distribution of property by RES Holdings I in connection with the Ranger Reorganization, which, for the avoidance of doubt, shall take into account the revaluation of RES Holdings I property pursuant to the RES Holdings I LLC Agreement;

(b)                                 The Capital Account balance of each Member shall be debited (decreased) by (i) the amount of cash distributed to such Member by the Company, (ii) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member assumes or takes subject to under Code Section 752) and (iii) such Member’s allocable share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 7.4 and 7.5; and

(c)                                  The Board shall adjust the Gross Asset Values of the Company’s assets in accordance with subsection (b) of the definition of Gross Asset Values and such adjustments may result in gain, loss, Profits or Losses which shall be reflected in the Members’ respective Capital Accounts in accordance with Sections 7.2 and 7.4 and as of the date of this Agreement consistently with the Member Schedule. The resulting increase or decrease in the Capital Accounts of each Member shall be treated as a Code Section 704(c) item.

(d)                                 The provisions of this Section 7.7 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Board may modify the manner in which the Capital Accounts are maintained under this Section 7.7 in order to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions.

7.8                               Tax Withholding

. To the extent required by applicable law, the Company shall withhold taxes attributable to taxable income allocable or distributed to a Member and shall pay over to any U.S. federal, state, local or foreign government any amounts required to be so withheld. For all purposes under this Agreement, any amount so withheld shall be treated as actually distributed to the Member with respect to which such amount was withheld.

ARTICLE 8
INDEMNIFICATION AND INSURANCE

8.1                               Right to Indemnification

. The Managers and officers of the Company (each, an “Indemnified Party”)shall be indemnified and held harmless by the Company, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, losses, damages, liabilities and expenses arising out of any management of the Company affairs (including any affairs of its Affiliates), but excluding those caused by the fraud, gross negligence, or willful misconduct of such Indemnified Party, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that the Indemnified Party may have against third parties. THE FOREGOING INDEMNIFICATION SPECIFICALLY INCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR LACK OF GOOD FAITH. THE INDEMNIFIED PARTY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT OR AGREED TO SERVE AS A MANAGER OR OFFICER OF THE COMPANY IF NOT FOR THIS INDEMNIFICATION.

8.2                               Right to Advancement of Expenses

. The right to indemnification conferred in Section 8.1 shall include the right to be paid by the Company for the expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnified Party shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnified Party is not entitled to be indemnified for such expenses under this Article 8 or otherwise.

8.3                               Non-Exclusivity of Rights

. The right to indemnification and the Advancement of Expenses conferred in this Article 8 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement or any other agreement or otherwise.

8.4                               Insurance

. The Company shall purchase and maintain insurance, at its expense and to the extent and in such amounts as the Board deems reasonable, to protect itself and any Manager, officer, employee or agent of the Company or another Entity against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

8.5                               Indemnification of Employees and Agents

. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to the Advancement of Expenses, to any employee or agent of the Company or its subsidiaries or Affiliates to the fullest extent of the provisions of this Article 8 with respect to the indemnification and Advancement of Expenses of Managers and officers.

8.6                               Other Indemnities

.

(a)                                 The Company and each Member acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Indemnified Party for the matters covered thereby shall be the primary source of indemnification and advancement of expenses of such Indemnified Party in connection therewith and any obligation on the part of any party under any Other Indemnification Agreement to indemnify or advance expenses to such Indemnified Party shall be secondary to the Company’s obligation and shall be reduced by any amount that the Indemnified Party may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to an Indemnified Party as required or contemplated by this Agreement, and any Person makes any payment to such Indemnified Party in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of any amount that the Company fails to indemnify or advance to an Indemnified Party as required by this Agreement, such other Person shall be subrogated to the rights of such Indemnified Party under this Agreement in respect of such amounts.

(b)                                 The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable law, its obligation to indemnify any Indemnified Party under this Agreement shall include any amounts expended by any other Person under any Other Indemnification Agreement in respect of indemnification or advancement of expenses to any Indemnified Party in connection with any proceedings to the extent such amounts expended by such other Person are on account of any amount that the Company fails to indemnify or advance to an Indemnified Party as required by this Agreement.

ARTICLE 9
BOOKS AND ACCOUNTS

9.1                               Accounting Principles

. The Company will maintain its books and records in accordance with U.S. generally accepted accounting principles applied on a consistent basis.

9.2                               Records

. At the expense of the Company, the Board shall maintain or cause to be maintained at all times at its principal place of business records and accounts of all operations and expenditures of the Company, including a list of the Members recorded on the books and records of the Company (the “Member Schedule”).

9.3                               Tax Returns and Other Elections

. To the extent permitted under applicable law, the Managers intend for the Company to be treated, for U.S. federal, state and local income tax purposes, as a partnership. The Managers shall prepare, or cause the Accountant to prepare, all U.S. federal, state and local income and other tax returns that the Company is required to file and shall furnish a copy of each Member’s

IRS Form K-1 and any other information that any Member reasonably requests relating thereto, not later than ninety (90) days after the end of the Fiscal Year or any extension period granted by the relevant authority having jurisdiction over such matters. All elections permitted to be made by the Company under U.S. federal, state, local or foreign laws shall be made by the Board.

9.4                               Tax Matters Member

. The Person identified as the “Tax Matters Member” on Exhibit A is hereby designated, to the extent applicable for taxable years beginning before January 1, 2018, to be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) and shall serve in such capacity until a new “tax matters partner” is designated with the Approval of a Majority of the Class A-1 Members. The Tax Matters Member is also hereby designated as the “partnership representative” of the Company for purposes of the Partnership Tax Audit Rules. The Board is authorized to take (or cause the Company to take) such other actions as may be necessary pursuant to Treasury Regulations or other guidance to cause the Tax Matters Member to be designated as the “partnership representative” of the Company, and each Member agrees to consent to such designation to the extent requested by the Board. Any Member who is designated “tax matters partner” shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Sections 6223 and 6231. Any Member who is designated “tax matters partner” or “partnership representative” shall inform each other Member of all significant matters that may come to its attention in its capacity as such by giving notice thereof on or before fourteen (14) days after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member who is designated “tax matters partner” may not take any action contemplated by Code Sections 6222 through 6231, and any Member who is designated “partnership representative” may not take any action contemplated by the Partnership Tax Audit Rules, without the consent of the Board, but this sentence does not authorize any Person to take any action left to the determination of an individual Member under Code Sections 6222 through 6231. Notwithstanding the foregoing, (a) neither the “tax matters partner” nor the “partnership representative,” as applicable, will (i) agree to any extension of the statute of limitations for making tax assessments on behalf of the Company without first obtaining the written consent of all Class A-1 Members or (ii) waive any rights of or bind any Class A-1 Member to a settlement agreement in any tax proceeding without obtaining the prior written concurrence of any such Class A-1 Member and (b) unless otherwise approved by all of the Class A-1 Members, in the event of an audit by the IRS, the “partnership representative” shall make, on a timely basis, the election provided by Code Section 6226(a) to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Code Section 6226(b).

9.5                               Bank Accounts

. All funds of the Company shall be deposited in its name in an account maintained in an insured, commercial financial institution, as determined by the Board. The funds of the Company shall not be commingled with the funds of any other Person. Checks may be drawn on the Company account or accounts only for the purposes of the Company and shall be signed by one or more of the Managers.

ARTICLE 10
DISSOLUTION AND WINDING UP

10.1                        Dissolution

.

(a)                                 The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(i)                                     On the election to dissolve the Company Approved by the Board;

(ii)                                  On the death, retirement, resignation, expulsion, legal incapacity, dissolution, or Bankruptcy of the last remaining Member;

(iii)                               The entry of a decree of judicial dissolution under the Act; or

(iv)                              The Act so requires and the requirement is not validly varied by the Certificate or this Agreement.

(b)                                 Nothing contained in this Section 10.1 is intended to permit a Member to dissolve the Company at will (by retirement, resignation, withdrawal, or otherwise), or to exonerate a Member from liability to the Company and the remaining Members if it dissolves the Company at will. An unpermitted dissolution at will of the Company is in contravention of this Agreement for purposes of the Act.

10.2                        Winding-up

.

(a)                                 On dissolution of the Company, the business and affairs of the Company shall terminate, the assets of the Company shall be liquidated, and the Company’s affairs shall be wound up under this Article 10.

(b)                                 Dissolution of the Company is effective as of the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until (i) there has been a winding up of the Company’s business and affairs and (ii) the Company’s assets have been distributed as provided in Section 10.3.

(c)                                  On dissolution of the Company, all or any part of the assets of the Company shall be sold in the manner Approved by a Majority of the Class A-1 Members, in an effort to obtain the best prices for the assets; provided, however, that the Board may distribute assets of the Company in kind to the Members to the extent practicable.

10.3                        Distribution of Assets on Dissolution

. In settling accounts after dissolution, the assets of the Company shall be paid, reserved or distributed in the following order:

(a)                                 First, amounts owed to creditors shall be paid to those creditors, in the order of priority as provided by law, except those to Members on account of their Capital Accounts, Capital Return Accounts or Capital Contributions;

(b)                                 Second, amounts necessary to establish, for a period not to exceed one (1) year after the date of dissolution, cash reserves that the Board deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company shall be held as reserves by the Company; and

(c)                                  Third, any remainder shall be distributed to the Members in accordance with Section 7.1(a). Distributions pursuant to this Section 10.3 may be made to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, subject to the Approval of a Majority of the Class A-1 Members, in the same proportions as the amounts distributed to the trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

10.4                        Distributions in Kind

. Assets of the Company shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if the property had been sold for cash and the net proceeds distributed to the Members. If distributions in kind are made to the Members on dissolution and winding up of the Company, the Capital Account balances of those Members shall be adjusted to reflect the Members’ allocable share of gain or loss that would have resulted if the distributed property had been sold at its fair market value.

10.5                        Certificate of Cancellation

. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, a Certificate of Cancellation shall be executed on behalf of the Company by one or more of the Managers or an authorized Member and shall be filed with the Office of the Secretary of State of the State of Delaware, and the Managers and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and the completion of the winding up of the Company.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1                        Notices

.

(a)                                 Any notice, notification, demand or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission during normal business hours to the place of business of the recipient.

(b)                                 For purposes of all notices, the addresses and facsimile numbers of the Managers are set forth on Exhibit A and the addresses and facsimile numbers of the Members are set forth on the Member Schedule.

(c)                                  All notices, notifications, demands or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next Business Day after being deposited with such courier; (ii) if mailed, five (5) Business Days after being deposited in the mail; or (iii) if sent via facsimile transmission, the next Business Day after being so transmitted.

11.2                        Amendments

.

(a)                                 Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented or restated only upon the Approval of the Board and the Approval of a Majority of the Class A-1 Members; provided, that this Agreement may be amended upon the Approval of the Board, without the Approval of a Majority of the Class A-1 Members, to: (i) amend Exhibit A pursuant to this Agreement, (ii) cure any ambiguity or correct or supplement any provision hereof that is incomplete or inconsistent with any other provision hereof or correct any printing, stenographic or clerical error or omissions so long as such amendment under this clause (ii) does not adversely affect the interests of the Members, or (iii) reflect any issuance of New Securities, Capital Contributions, Transfer of Units, admission of any new Member, or withdrawal of an existing Member, in each case pursuant to the terms of this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, no amendment, supplement or restatement of or to this Agreement shall be made that will: (i) adversely affect the rights of a particular class, series, sub-class or sub-series of Units in a manner disproportionate to the other classes, series, sub-classes or sub-series of Units without the written consent of a majority of the Members of such affected classes, series, sub-classes or sub-series of Units; (ii) adversely affect the rights of a Member of a particular class, series, sub-class or sub-series of Units in a manner disproportionate to the other Members of such class, series, sub-class or sub-series without the written consent of such Member; (iii) require a Member to make a Capital Contribution without the written consent of such Member; or (iv) affect or modify the limited liability of a Member for the debts and liabilities of the Company.

(c)                                  The Certificate may be amended, supplemented or restated only upon the Approval of the Board and shall not be so amended, supplemented or restated in any manner that is inconsistent with the terms and conditions of this Agreement. Upon obtaining the approval of any amendment to the Certificate, the Board shall cause a Certificate of Amendment to be prepared, executed and filed in accordance with the Act.

11.3                        Reliance on Authority of Persons Signing Agreement

. If a Member is an Entity, the Company (a) is not required to determine the authority of the Person signing this Agreement to make any commitment or undertaking on behalf of such Entity or to determine any fact or circumstance bearing upon the existence of the authority of such Person; (b) is not required to see to the application or distribution of proceeds paid or credited to Persons signing this Agreement on behalf of such Entity; (c) is entitled to rely on the authority of the Person signing this Agreement with respect to the giving of consent on behalf of such Entity in connection with any matter for which consent is permitted or required under this Agreement; and (d) is entitled to rely on the authority of any general member, joint venturer, partner, manager, co-trustee or successor trustee, or president or vice president (as the case may be), of any such Entity the same as if such Person were the Person originally signing this Agreement on behalf of such Entity.

11.4                        Governing Law; Exclusive Venue

.

(a)                                 THIS AGREEMENT AND THE APPLICATION OR INTERPRETATION HEREOF SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF DELAWARE (AND, WITH RESPECT TO SECTION 3.12(d), APPLICABLE FEDERAL LAWS), AND SPECIFICALLY THE ACT. THE PARTIES HERETO FURTHER AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATING HERETO MAY BE BROUGHT ONLY IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, BUT NOT LIMITED TO, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON-CONVENIENCE, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN ANY SUCH RESPECTIVE JURISDICTION.

(b)                                 EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OPERATIVE DOCUMENTS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.

11.5                        No Action for Partition

. No Member shall have any right to maintain any action for partition with respect to the Property.

11.6                        Headings and Sections; Exhibits

. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement. Any and all references to “Exhibits” are to Exhibits to this Agreement, each of which is made a part of this Agreement and incorporated herein for all purposes.

11.7                        Number and Gender

. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural (and vice versa).

11.8                        Binding Effect

. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, beneficiaries, legal representatives, executors, administrators, successors and assigns.

11.9                        No Third-Party Beneficiary

. Each of PubCo, RNGR and their respective successors and assigns is hereby granted third-party beneficiary status with respect to each Non-Compete Party’s obligations under Section 3.12 and shall be entitled to enforce such obligations as if such Person were a party hereto. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the prior sentence expressed provisions hereof relating to Indemnified Parties and successors and assigns. No other Person has any rights, interest or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless specifically provided in this Agreement.

11.10                 Sole and Absolute Discretion

. Except as otherwise provided in this Agreement, all actions that any Manager and/or Member may take and all determinations that any Manager and/or Member may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of that Manager and/or Member.

11.11                 Title to Company Property

. To the extent that Property is held in the name of a Member, the Property shall be deemed held by that Member as agent and nominee for and on behalf of the Company. Any other property acquired by or standing in the name of any Member shall be conclusively presumed not to be Property, unless an instrument in writing, signed by such Member, shall specify to the contrary.

11.12                 Severability

. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

11.13                 Counterparts

. This Agreement may be executed in counterparts, with each counterpart being deemed to be an original instrument, but all such counterparts together constituting but one agreement. Execution of a copy of this Agreement which has been telecopied, faxed or transmitted by other electronic transmission device, and/or following execution thereof returned by such device, shall be deemed to be effective and constitute an original instrument.

11.14                 Entire Agreement

. The Certificate, this Agreement and the other Operative Documents executed in connection herewith and as of the effective date hereof (a) constitute the entire agreement among the parties relating to the subject matter hereof and (b) supersede all previous contracts and agreements among the parties hereto, both oral and written.

Remainder of Page Intentionally Left Blank;
Signature Pages Follow

IN WITNESS WHEREOF, the undersigned, being the sole Manager on the date hereof, has caused this Agreement to be duly adopted by the Company effective as of the date first written above.

[Sole Manager]

Signature Page 1 to
Amended and Restated Limited Liability Company Agreement of
Ranger Energy Holdings II, LLC

The undersigned, being the Members, do hereby ratify, confirm and approve the adoption of this Agreement as the Amended and Restated Limited Liability Company Agreement of the Company, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement effective as of the date first written above.

CSL ENERGY HOLDINGS I, LLC

By:	CSL Energy Opportunity GP II, LLC, its managing member

By:
Name: Charles S. Leykum
Title: Managing Member

CSL ENERGY HOLDINGS II, LLC

By:	CSL Energy Opportunity GP II, LLC, its managing member

By:
Name: Charles S. Leykum
Title: Managing Member

Signature Page 2 to
Amended and Restated Limited Liability Company Agreement of
Ranger Energy Holdings II, LLC

SPOUSAL JOINDER

I, the undersigned spouse of the referenced member of Ranger Energy Holdings II, LLC, a Delaware limited liability company (the “Company”), by my signature below, hereby acknowledge and represent to the Company and its members as follows: (a) that I have had the opportunity to read this Amended and Restated Limited Liability Company Agreement of the Company (this “Agreement”), to which my signature is affixed and to ask questions of my spouse as to its meaning and effect on my interest, if any, in this Agreement or in the membership interest or units of the Company registered in my spouse’s name; (b) that I have either consulted an attorney as to the legal effect of this Agreement, or have consciously chosen not to do so; (c) that neither the Company nor any of its members owes any fiduciary or other duties to me as a spouse of a member of the Company; (d) that I fully consent and agree to the terms and provisions of this Agreement insofar as it may affect any interest that I might have in this Agreement or in the membership interest or units registered in the name of my spouse on the books and records of the Company; and (e) that my spouse has the sole power and authority to execute and deliver this Agreement and subject the membership interest or units in the Company to the provisions imposed by this Agreement, and that my signature hereof shall in no way indicate or imply that he does not possess such authority.

Signature of Spouse

Printed Name:

Spouse of Member:

Dated Effective: [•], 2017

Spousal Joinder
Amended and Restated Limited Liability Company Agreement of
Ranger Energy Holdings II, LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RANGER ENERGY HOLDINGS II, LLC
(A Delaware Limited Liability Company)

EXHIBIT A

BASIC INFORMATION

I.             COMPANY INFORMATION:

Name of Company:	Ranger Energy Holdings II, LLC

Principal Office and Place of Business;	c/o CSL Capital Management, LLC
Address, Telephone and	1000 Louisiana, Suite 3850
Facsimile Numbers of Company:	Houston, TX 77002
Telephone: (281) 407-0686
Facsimile: (281) 946-8967

Registered Agent and Registered Office:	The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

Tax Matters Member:	CSL Energy Holdings II, LLC

II. MANAGERS:

a.	Name of Manager:	[•]
Address, Telephone and
	Facsimile Number:	c/o CSL Capital Management, LLC
1000 Louisiana, Suite 3850
Houston, TX 77002
Telephone: (281) 407-0686
Facsimile: (281) 946-8967

A-1

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement is executed by the undersigned pursuant to the Amended and Restated Limited Liability Company Agreement of Ranger Energy Holdings II, LLC (the “Company”), dated as of [•], 2017, as amended, restated or supplemented from time to time in accordance with its terms, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”).  By the execution of this Adoption Agreement, the undersigned agrees as follows:

1.             Acknowledgment.  The undersigned acknowledges that [he/she] is acquiring [•] Units of the Company as a [Class A-1/Class C/Class D] Member, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time.  Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2.             Agreement.  The undersigned hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights and obligations set forth in, the Agreement (including the Exhibits thereto), with the same force and effect as if he/she were originally a party thereto.

3.             Notice.  Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

4.             Additional Representations, Warranties and Covenants.(1) The undersigned hereby represents and warrants that (i) one hundred percent (100%) of the equity of the undersigned is owned by [Name of transferring Member] or [his/her] Family Members free and clear of all liens, (ii) the undersigned has no indebtedness and (iii) the undersigned is a [type of entity] established by [Name of transferring Member] to own certain assets for estate-planning purposes.  The undersigned agrees that, without the prior consent of the Board, the undersigned shall not sell, assign, transfer, exchange, mortgage, pledge, grant a security interest or dispose of its respective equity to any Person who is not a Family Member of [Name of transferring Member] or otherwise cause the undersigned to be under Control of any Person who is not a Family Member of [Name of transferring Member].  The undersigned hereby irrevocably grants [Name of transferring Member] the power, right and authority to act on behalf of and in the name of the undersigned, for the purposes of this Agreement, including the power to vote, execute documents, attend meetings, vote as a Class A-1 Member, Class C Member or Class D Member, as the case may be, grant consent, and perform any other actions that may be required of the undersigned, pursuant to the terms of the Agreement.

(1)           This Section 4 is to be used in the event a transfer is made by a Member to a personal corporation or trust.

B-1

EXECUTED AND DATED on this            day of                                          , 20          .

[Name]

Notice Address:

Facsimile:

B-2